UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_________________________
FORM 10
GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

China Sure Water (USA) Inc. (Exact name of registrant as specified in its charter)
New York (State or other jurisdiction of incorporation or organization)	11-3137508 (I.R.S. Employer Identification No.)

c/o World Tech Ventures, LLC, 14 Wall Street, 20th Floor, New York, NY (Address of principal executive offices)	10005 (Zip Code)
Registrant’s telephone number, including area code: 646-783-2638

Securities to be registered pursuant to Section 12(b) of the Act:  None.

Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, $.001 par value
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One)

Large accelerated filer ____  Accelerated filer ____ Non-accelerated filer ____ Smaller reporting company    X

i

Introductory Matters

Merger and Reverse Stock Split

In October 2010 the Company filed a Certificate of Merger of China Sure Water (USA) Inc., a Delaware corporation, into Biometrics 2000 Corporation, a New York corporation.  As a result of the merger, Biometrics 2000 Corporation changed its name to China Sure Water (USA) Inc.  The New York corporation was the surviving legal corporation in the merger and the Delaware corporation was the surviving corporation for accounting purposes.  China Sure Water (USA) Inc., a New York corporation, is sometimes called the “Company” in this registration statement.

The Certificate of Merger provided that each 3900 shares of common stock of Biometrics 2000 Corporation that were outstanding prior to the merger was converted into one share of common stock of the surviving corporation (the “Reverse Split”).  Retroactive effect has been given to the 1-for-3900 Reverse Split in the Pro Forma Financials and the Financial Statements of the New York corporation for the nine months ended September 30, 2010 that are included in this Registration Statement.
Cautionary Note Regarding Forward-Looking Information

This registration statement contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Business,” “Risk Factors,” and “Financial Information.” In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements.

These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” and elsewhere in this registration statement and those described from time to time in the reports which we will file in the future with the Securities and Exchange Commission. You should read this registration statement and the documents that we have filed as exhibits to this registration statement completely.

Currencies

Unless indicated otherwise in this registration statement, all references to “$” or “dollars” refer to US dollars. References to “RMB” mean the lawful currency of The People’s Republic of China.

ii

Item 1.                 BUSINESS

China Sure Water (USA) Inc. (the “Company”) is a U.S. holding company incorporated in New York.  After its previous business of developing biometric security devices failed in 2005, the Company (then known as “Biometrics 2000 Corporation”) entered into bankruptcy proceedings.  In 2010 the bankruptcy court approved a plan to reorganize the company in connection with a merger with China Sure Water (USA) Inc., a Delaware corporation that owned all of the registered equity of Sure (China) Water Science and Technology Co., Ltd., a limited liability company organized in The People’s Republic of China (“Sure China”).  Sure China is engaged in the production and marketing of water softeners for residential use in The People’s Republic of China (“PRC” or “China”).

After observing the popularity of water softeners in the United States, Xinhong Guo founded a water softener business during 2005 in Beijing and incorporated it as a limited liability company, Sure China, on March 23, 2007 under the laws of China.  In July 2008 a Delaware corporation controlled by Mr. Guo acquired 60% of Sure China.  In December 2009 the Delaware corporation also acquired 100% ownership of Sure Water Quality Control Technology (China) Inc. Limited, the Hong Kong limited liability company that owns the remaining 40% of Sure China.   In October, 2010, the Delaware holding company merged with Biometrics 2000 Corp. (“Biometrics”), a New York corporation and debtor in possession in a U.S. Bankruptcy Court case, in exchange for 85% of the outstanding shares of Biometrics.  The name of Biometrics was changed to China Sure Water (USA) Inc., and it was the surviving corporation in the merger.

Water quality is a major daily concern of individuals in China, where tap water is very hard.  Hard water contains significant concentrations of minerals such as calcium and magnesium ions.  Water is generally regarded as “hard” if the concentration of these minerals exceeds 100 milligrams per liter (“mg/L”) and “soft” if the concentration is less than 50 mg/L.   Hard water lowers the quality of washing and cooking, which can have permanent harmful health effects, and causes scaling that can damage machinery using the water, such as stoves, heaters and air conditioners, create dangerous conditions, waste energy and shorten the equipment’s life.  Excessively hard water thus can be harmful to the quality of life of the populace.

In addition, safety and energy conservation concerns make it highly advisable to use only soft water in water heaters.  The use of soft water mitigates the build-up of minerals, thus greatly reducing the risk of explosion and conserving energy by 37%.  In Beijing, the authorities highly recommend that consumers install water softeners in conjunction with the operation of water heaters.

Due to China’s vast deserts and lack of natural rainfall, much of the available water is from underground sources and flows through rock and soil.  Calcium and magnesium ions are dissolved in the water and remain suspended when the water is pumped from the aquifer to the surface.  Two-thirds of the water in Beijing is from underground.  As a result, the average hardness level for tap water in China is 450 mg/L.  In order to make it suitable for drinking, Chinese people often boil their water.

In Beijing, the demand for water heaters and water softeners has increased with the growth in population and housing.   Currently, there are 800,000 families that own water heaters, a number that is increasing.  During 2010, a total of 300,000 apartments were built in Beijing, 100,000 of which are government guaranteed.  All of these have water heaters.  In order to conserve energy, the government may in the future subsidize the purchase of water softeners by owners of water heaters.  The government currently subsidizes 50% of the cost of installing solar panels, and the inclusion of purchasers of water softeners in this program is a logical extension.

The water softening process generally involves two aspects.  The hard minerals (mainly calcium and magnesium) are exchanged for (or replaced by) sodium on the ion-exchange resins that have been provided.  When the exchange capacity of the resins has been exhausted, the regeneration process occurs, which restores the exchange capacity of the resins through salt washing.

Sure China has developed four generations of water softeners for household use in China:  manual, semi-automatic, clock controlled and the current one incorporating computerized automatic control.    We believe that our product is the only one in the world using a computer automated control valve in a household water softener.   It combines manual, semi-automatic, time-based, flow quantity and delayed flow quantity control systems into one model.  In contrast to the four step process prevalent in current industrial processes, this fourth generation product consists of five steps:  contra-washing, salt absorption, ion exchange, forward washing and water re-fill.

The extra step in our system is the 3rd step:  ion exchange, which allows us to regenerate resin through a soaking process instead of the standard flow-through of salt solution.  All other household water softeners available in the Chinese market make use of an industrial control valve that keeps water flowing and uses more salt than necessary during the regeneration process. Sure China’s automated control valve stops the flow during regeneration, dividing the process into two distinct stages.  Our water softener thus conserves water, salt and energy, compared to standard four-step industrial water softeners, yielding a more efficient process with lower impact on the environment.

Marketing and Sales

Currently, our only markets are households and commercial enterprises within China.  To date, most of our sales have been made through third party distribution channels.  Recently, however, in Beijing we have begun to market directly to consumers.  We have three showrooms, the first having been opened two years ago, and we have a fourth one planned.  Each showroom has one manager and two sales associates.  Our business plan contemplates opening showrooms in other Beijing neighborhoods in the near future.

Outside of Beijing, we rely on third party distributors.  The distributors include both specialists in water treatment whose principal clientele are industrial and distributors who sell a broad array of household products to individuals.

Looking forward, our business plan contemplates growth through a variety of modes of expansion:
•	We plan in 2012 to develop industrial customers, such as power generation water plants and drinking water, food and beverage manufacturers through subsidiaries in most Chinese provinces.

•	We plan in 2013 to expand to the United States and European Union through agents or sales representatives.

•	In all periods we plan to investigate opportunities for acquisitions of complementary businesses or assets.

Intellectual Property

We have proprietary rights with respect to significant aspects of our technology.  We rely on a combination of patent, trademark, and trade secret laws, confidentiality procedures and contractual provisions to establish and protect these rights. One patent was issued to us in 2008 by the China State Intellectual Property Rights Office, covering our “water softening and re-generation method” (Registration No. 1921716)  We also have two patent applications pending in China:  one for the design of our water softener and the other for a turbulent flow type water distributor residential water softener.  We believe that the breadth of description of our patents gives us significant protection.

Our employees have signed confidentiality agreements under which they have agreed not to use or disclose any of Sure China’s proprietary information. To date we have not had occasion to seek enforcement of any of these agreements; so we cannot predict the extent to which they may give us legal protection against theft of our trade secrets.

Our Suppliers

The key raw materials used in the manufacture of water softeners by Sure China are molded plastic parts.  Sure China purchases the large majority of these raw materials from a single third--party vendor, JinMa Co.  Sure China acquired 97% and 91% of its raw materials from this source in 2009 and 2008, respectively.  Although the reliance on purchases from JinMa is heavy, there are feasible alternative sources of these products in China.  A sudden termination of the relationship with JinMa Co., however, would be likely to result in delays in Sure China production, with resulting delays in revenue and potential losses of customers.

Until August 2010, raw materials and finished goods were also sold to us by a company, Beijing Sure Science and Technology Co. Inc. (“Beijing Sure”), which had been owned by our Chairman, Xinhong Guo.  We received a discount on the materials sold when compared with the prices charged to Beijing Sure’s other customers.  Beijing Sure also occasionally paid expenses on behalf of the Company.  However, Mr. Guo sold Beijing Sure to an unrelated third party, Qi Yafen, in August of 2010.  We do not anticipate that Beijing Sure will be a supplier in the future.

Our Customers

Our sales have been concentrated with a few major customers, who function as distributors for our water softeners.  Five purchasers accounted for 76% of our sales revenue during the nine months ended September 30, 2010.  The largest of these purchasers, and the percent of revenues that they represented for the nine months ended September 30, 2010, were Hengtaixin (19%), Shuisiqingrou (16%), Guoningyuantai (15%) Zhonghongde (14%) and Chuanxiangxinzhi (12%).  The loss of any one or more of these customers could be expected to have a material adverse impact on the financial results of the Company.

Competition

The market for water softeners in China is highly competitive.  There are numerous smaller Chinese companies in the market that generally import the key components and then assemble them.  However, Sure China’s most significant competition is from multi-national entities headquartered outside of China.  These include RainSoft and Erie Water Treatment Companies, which are divisions of Aquion Partners, L.P.; EcoWater Systems of Berkshire Hathaway’s Marmon Group; Pentair, Inc.; and Enmetec GmbH.  All of these companies are based in the United States, other than Enmetec which is German.

Sure China has a number of significant advantages over the competition in China.  We have the world’s only computer automated control valve in a household water softener.  As a result, our system reduces the use of water, salt and energy, all of which are relatively expensive in China.  Also, our system is better suited to the extremely hard water typical in China when compared to softeners built by U.S. companies.  This technology is protected by our patent and other laws and contractual provisions in China.

To the best of our knowledge, we are the low price leader for water softeners in the world.  The purchase price of our system to the consumer is 4,000 RMB ($597).  Systems of similar or inferior quality offered by our competitors cost between 6,840 RMB and 35,000 RMB, enabling China Sure to offer its product with at least a 40% price advantage.

The operating cost of the Sure China system to the consumer is 1,500 RMB per year less than the on-going expense of competing products.  This advantage is due to savings in energy, water and salt.  Over the expected life of the product, our system can save 4,000 tons of water, 5,000 kilograms of renewable salt and 30,000 RMB ($4,477) in energy cost when compared with similar water softeners.  This advantage will grow as the prices of energy and water increase.  We also provide high quality, professional on-site installation and after-sales service.  Sure China was the first company in China to offer a limited three-year warranty.

Water softeners manufactured in the United States by our competitors have control screens that are very small with directions in English.  Our system is the only one whose LCD screen is larger and uses the Chinese language, which makes it significantly easier for Chinese consumers to use.

Finally, Sure China, since the inception of its business in 2007, has built up substantial equity in its brand name.  It is well known among consumers in China, and its acceptance is indicated by the fact that no system that we have sold has ever been returned.

Employees

Presently, we have a total of 80 employees.  15 are professional technicians, 25 are sales personnel, and 11 are administrative staff.  Although employment will expand as the business grows, there is no current plan to make a major change in the number of personnel.

Item 1A.              RISK FACTORS

You should carefully consider the risks described below before buying our common stock.  If any of the risks described below were realized, that event could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

We operate in a highly competitive marketplace, which could adversely affect our sales and financial condition.

We compete on the basis of quality, price, technology, product development and customer service.  Along with smaller Chinese competitors, several major multi-national enterprises compete directly with us in China.   These competitors are larger than we are and have substantially greater financial resources that allow them to be in a better position to withstand changes in the industry.  Many also have been in the business for a longer period of time and have greater accumulated experience and higher global name recognition.   Our existing competitors may introduce new products based on more competitive alternative technologies that may cause us to lose customers which would result in a decline in our sales volume and earnings.  It is also likely that new competitors will enter the water softening market in China.  These entities may broaden or enhance their offerings to provide a product similar to ours or to compete more effectively with our products.  Our customers respond to high quality and low cost products and services. While we currently have significant advantages over our competitors in these areas, there can be no assurance we will be able to maintain this favored position over time.  Funding acquisitions, hiring new employees, establishing sales subsidiaries and incurring the other costs of marketing expansion will increase expenses and thus adversely affect our margins.  Costs incurred in research and development may also increase. Competition could cause us to lose market share, or increase expenditures or reduce pricing, each of which would have an adverse effect on the results of our operations, cash flows and financial condition.

Changes in technology could make our products obsolete or uneconomic.

Our proprietary technology, the fourth generation household system incorporating a computerized automatic control valve, is a key competitive advantage for us.   Certain aspects of the system are protected by a patent in China.  Other features are the subject of patent applications.  If these patents are not granted, competitors may be able to replicate these aspects of the technology in their products.  In addition, new developments in the field of electronics are occurring at a rapid pace, and there can be no assurance that such development will not give rise to a different system that is superior to those offered by Sure China.  Engineers may also be able to design a similar valve that serves the same function without violating the existing patent.  To the extent our competitors can take advantage of these technologies, competition in the water softener market will increase and our revenues could decline.

Defense of our intellectual property rights could be expensive, time consuming and distracting.

Our ability to compete effectively depends on our ability to distinguish our products from those of our competitors.  One of Sure China’s key competitive advantages is the fact that its household water softener incorporates a computer automated control valve.  In order to protect this advantage and related technologies, we have relied on a patent, a trademark, trade secret laws, confidentiality procedures and contractual provisions.  However, competitors are not prevented from developing products similar to ours or challenging our brand names or products.  There has been an increasing trend for market participants to use conflicts over, and challenges to, intellectual property rights as a means to compete.  Patent and trademark challenges and enforcement of contractual provisions would increase our costs and divert the energies of management.

General economic conditions in China, including difficult credit and residential construction markets, affect demand for our products.

The success of our future sales efforts will to an extent depend on the continued strength of the Chinese economy and the availability of disposable income to the Chinese population.  Recent actions by the governmental authorities indicate a desire to slow the economy.  Also, many observers are predicting a significant drop in commercial real estate prices, which would have a material negative impact on consumer confidence and the overall economy.  A significant economic slowdown or, more importantly, a recession could substantially hinder our efforts to implement our business plan.

Financing the investments that we plan may result in dilution of the equity of our present shareholders.

Our business plan contemplates that we will raise $8 million in capital prior to the end of 2011 in order to implement our growth strategy.  We intend to raise all or a large portion of the necessary funds by selling equity in our company.  At present we have no commitment from any source for those funds.  We cannot determine, therefore, the terms on which we will be able to raise the necessary funds if at all.  It is possible that we will be required to dilute the value of our current shareholders’ equity in order to obtain the funds.  If, on the other hand, we are unable to raise the necessary funds, our growth will be limited, as will our ability to compete effectively.

Reliance on one supplier for the large majority of our raw materials could adversely affect our operating results.

During the nine months ended September 30, 2010, Sure China acquired 93% of its raw materials, molded plastic products, from JinMa Co.  Although there are feasible alternative sources for these products, the loss of JinMa Co. as a supplier could be expected to have a material adverse effect on Sure China.  A shift to a new provider could result in increased costs, which would reduce margins.  In addition, if our supply of parts from JinMa Co were suddenly disrupted, our production would be delayed, which would delay revenue and possibly result in a loss of customers.  If, for either of these reasons, we are unable to produce sufficient products at reasonable prices to meet demand, our distribution network is likely to atrophy.  This could have a long-term negative effect on our ability to expand the business, in addition to the near-term loss of income.  Until additional sources of supplies are developed and favorable price terms negotiated for higher volumes, our reliance on one supplier puts the welfare of our business at risk.

Our profitability could decline if we are unable to manage and sustain our growth.

Our continued success depends on the expansion of our operations, the effective management of growth, and possibly the successful integration of acquired businesses, which will place a significant strain on our management, operations and financial resources.  To achieve our plan, we must hire and train additional personnel and may have to acquire new equipment, facilities, information technology and other infrastructure resources.  We do not know if we will be able to expand our business rapidly enough or adequately manage this growth.  If we do not accurately predict demand for our products, we may have too much or too little production capacity.

Currency fluctuations may adversely affect our operating results.

Sure China generates revenues and incurs expenses and liabilities in Chinese Renminbi (“RMB”), the currency of China.  However, as a subsidiary of the Company, Sure China will report its financial results in the United States in U.S. Dollars.  As a result, our financial results will be subject to the effects of exchange rate fluctuations between these currencies.  From time to time, the government of China may take action to stimulate the Chinese economy that will have the effect of reducing the value of RMB.  In addition, international currency markets may cause significant adjustments to occur in the value of the RMB.  Any such events that result in a devaluation of the RMB versus the U.S. Dollar will have an adverse effect on our reported results.  We have not entered into agreements or purchased instruments to hedge our exchange rate risks.

Capital outflow policies in China may hamper our ability to pay dividends to shareholders in the United States.

China has adopted currency and capital transfer regulations. These regulations require that we comply with complex regulations for the movement of capital.  Although Chinese governmental policies were introduced in 1996 to allow the convertibility of RMB into foreign currency for current account items, conversion of RMB into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of the State Administration of Foreign Exchange. We may be unable to obtain all of the required conversion approvals necessary for our operations, and Chinese regulatory authorities may impose greater restrictions on the convertibility of the RMB in the future. Because most of our future revenues will be in RMB, any inability to obtain the requisite approvals or any future restrictions on currency exchanges will limit our ability to pay dividends to our shareholders.

All of our assets are located in China.  So any dividends or proceeds from liquidation are subject to the approval of the relevant Chinese government agencies.

Our assets are located inside China. Under the laws governing Foreign Invested Enterprises in China, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules.  Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation.  Any liquidation is subject to both the relevant government agency’s approval and supervision as well the foreign exchange control. This may generate additional risk for our investors in case of dividend payment or liquidation.

We have limited business insurance coverage.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products.  Sure China has insurance related to transportation vehicles and employee benefits, such as medical and retirement coverage.  Chinese insurance companies do not, to our knowledge, offer business liability insurance.  As a result, we do not have any business liability insurance coverage for our operations.  Moreover, while business disruption insurance is available, we have determined that the risks of disruption and cost of the insurance are such that we do not require it at this time.  Any business disruption, litigation or natural disaster might result in substantial costs and diversion of resources.

Because our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in China do not provide insurance for funds held on deposit.  As a result, in the event of a bank failure, we may not have access to funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

We may have difficulty establishing adequate management and financial controls in China.

China has only recently begun to adopt the management and financial reporting concepts and practices that investors in the United States are familiar with.  We may have difficulty in hiring and retaining employees in China who have the experience necessary to implement the kind of management and financial controls that are expected of a United States public company.  If we cannot establish such controls, we may experience difficulty in collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet U.S. standards.   We may also incur significant legal and financial costs to ensure compliance with U.S. corporate governance and accounting requirements.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As our ultimate holding company is a New York corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

The Company is not likely to hold annual shareholder meetings in the next few years.

Unless the Company’s common stock becomes listed on an exchange that requires the listing company to hold annual meetings of shareholders, Management does not expect to hold annual meetings of shareholders, due to the expense involved.  The current members of the Board of Directors were appointed to that position by the previous directors.  If other directors are added to the Board in the near future, it is likely that the current directors will appoint them.  As a result, the shareholders of the Company will have no effective means of exercising control over the operations of the Company.

Item 2.                  FINANCIAL INFORMATION

The financial statements filed with this registration statement include:

•
Financial Statements of China Sure Water (USA), Inc., a New York corporation formerly known as Biometrics 2000 Corporation, for the nine month periods ended September 30, 2010 and 2009 and for the years ended December 31, 2009 and 2008.

•	Financial Statements of China Sure Water (USA), Inc., a Delaware corporation for the nine months ended September 30, 2010 and 2009 and for the years ended December 31, 2009 and 2008.

•	Pro Forma Financial Statements showing the pro forma retroactive effect of the merger on the financial statements of the New York corporation as if the merger had occurred on January 1, 2009.

The Delaware corporation was merged into the New York corporation on October 5, 2010.  The transaction was a reverse merger for accounting purposes.  As a result, when we file financial statements for periods ending after October 5, 2010, the historical financial statements of the Delaware corporation will be submitted as the historical financial statements of the New York corporation.

In the financial statements of the Delaware corporation, the financial results of Sure China, its subsidiary, are consolidated with those of the Delaware corporation and those of Sure Water Quality Control Technology (China) Inc. Limited (“Sure Water’), a wholly owned Hong Kong subsidiary of the Delaware corporation that is the intermediate holder of 40% of Sure China’s stock.  In future filings, when we will apply reverse merger accounting, the financial results of all of these entities will be consolidated with the financial results of the New York corporation.

The operations of the Registrant currently and for the future are the operations of Sure China.  For that reason, throughout this registration statement, the term “Company” refers to the consolidated entity, although in this section of the registration statement, where we separately address the financial statements of the New York corporation, the term “Company” refers to the Delaware corporation and its subsidiaries as a consolidated entity.

China Sure Water (USA) Inc., a New York corporation (formerly known as Biometrics 2000 Corporation)

The New York corporation entered into bankruptcy proceedings in October 2005.  After filing for bankruptcy protection, the New York corporation carried on no further business activities.  As a result, in the financial statements filed with this registration statement, the New York corporation recorded no revenue.  The expenses that it recorded were the administrative costs arising from the bankruptcy proceeding.

At September 30, 2010 the New York corporation had no assets and $3,527,872 in liabilities.  The Plan of Reorganization approved by the Bankruptcy Court provides for liquidation of all such liabilities through the issuance of stock in the reorganized, post-merger corporation.  Accordingly, when the financial statements of the Company are presented for periods after the merger on October 5, 2010, the liabilities that appear on the financial statements of the New York corporation included in this registration statement will have been satisfied by the issuance of equity in the merged entity.  The aggregate of the equity issued to the creditors of the New York corporation is included in the 15% of the merged entity not owned by the shareholders of the Delaware corporation.

China Sure Water (USA) Inc., a Delaware corporation

Results of Operations

Nine Months Ended September 30, 2010 and 2009

Revenue for the Company increased to $9,839,161 during the nine months ended September 30, 2010, an increase of 122% over the $4,427,492 in sales recorded during the nine months ended September 30, 2009.  The growth in revenue reflected our intensified marketing efforts, both directly and through third parties.  Given that the only a small portion of the potential customers for water softeners in China currently own a water softener, and given the ongoing expansion of our marketing network, we anticipate that sales revenue will continue to grow.

Our cost of goods sold was $4,825,255 for the nine months ended September 30, 2010, yielding a gross profit of $5,013,906 or 51.0% of sales.  In the nine months ended September 30, 2009, our gross profit of $1,934,544 represented 43.7% of sales.  The improvement in gross margin is attributable to a number of factors:

•
Our largest customer during the nine months ended September 30, 2010 was a real estate developer, who purchased our products at retail price, which is approximately 25% higher than the price we charge to distributors.  During the nine months ended September 30, 2009, almost all of our sales were to distributors at wholesale prices.

•
In 2010 we introduced a new, more compact machine, in which the machine body and the salt container are combined.  We are selling this product with a somewhat higher profit margin than the machines we sold in 2009.

•
Direct sales at retail prices from our showrooms in Beijing are beginning to contribute to our revenue, providing a higher margin than the wholesale prices we charge to to distributors.  If we are successful in expanding our industrial customer base, a market that we have targeted for focus in 2012, the portion of our revenues derived from direct sales should continue to grow.

Our costs and expenses remain low relative to revenue, equaling 4.1% of sales during the nine months ended September 30, 2010 and 5.3% of sales during the nine months ended September 30, 2009.  We incur relatively low selling costs by utilizing a small number of large distributors as the principal component of our marketing network.  Moreover, even as we have expanded our direct marketing to consumers in Beijing, our marketing department carries only a modest staff.  Thus sales have increased faster than our selling expenses.

After accrual of corporate income tax, net income for the Company was $3,550,416 for the nine months ended September 30, 2010, an increase of 162% over the $1,355,675 earned during the first nine months of 2009.  Net income as a percentage of sales was 36.1% during the first nine months of 2010 as opposed to 30.1% during the comparable period in 2009.  This increased profitability is a reflection of efficiencies discussed above.

Our business operates entirely in Chinese Renminbi, but we report our results in our SEC filings in U.S. Dollars.  The conversion of our accounts from RMB to Dollars results in translation adjustments.  While our net income is included in the retained earnings on our balance sheet; the translation adjustments are included in a line item on our balance sheet labeled “accumulated other comprehensive income,” since they are more reflective of changes in the relative values of U.S. and Chinese currencies than of the success of our business.  During the first nine months of 2010, the effect of converting our financial results from RMB to U.S. Dollars was to increase our accumulated other comprehensive income by $127,883.  During the first nine months of 2009, when the Yuan-Dollar exchange rate was more stable, the effect of converting our financial results from RMB to U.S. Dollars was to increase our accumulated other comprehensive income by $981.

Comparison of the Years Ended December 31, 2009 and 2008

Revenue for the year ended December 31, 2009 was $6,614,643, an increase of $3,445,043 or 108.7% over the year ended December 31, 2008.   The factors contributing to this increase were:

•	Our intensified direct sales in the Beijing market and initiation of marketing activities through third party agents, particularly outside of Beijing.

•	The low base in 2008, as one would expect from start-up activities for a successful product with pent-up demand.

•
The fact that we collected $812,219 in 2009 on account of sales made in 2008, against which we had established a reserve, considering the collectability of the receivables to be doubtful.  The effect of this adjustment was to shift revenue from 2008 to 2009.   Without this transfer of sales from 2008 to 2009, the increase in sales from 2008 to 2009 would have been only $1,820,605, or 46.0%.

The collection of sizeable accounts in 2009 that had been reserved against in 2008 skewed the year-to-year comparison of gross profits.  In 2009 we recorded $2,933,299 in gross profit, representing a margin of 44.3%; in 2008 we recorded only 33.8% in gross margin.  However, cost of goods sold in 2008 included the costs of the sales that were reserved against, all of the revenue from which was recorded in 2009.  If the costs of these sales had been recorded in 2009, the gross margins in both years would have been approximately 41%.

Our costs and expenses increased by 87% from 2008 to 2009.  Due to the fact that selling expenses increased by only 31% year-to-year, the overall increase in costs and expenses lagged the 108% increase in revenue from 2008 to 2009.  Operations in 2009, therefore, were more profitable.  Net income for the year ended December 31, 2009 was $2,175,865.  Despite the fact that the Company was exempt from income tax in 2008 but was subject to a reduced rate in 2009, 2009 net income represented a 154% increase over net income in 2008.

Our business operates primarily in Chinese Renminbi (“RMB”), but we report our results in our SEC filings in U.S. Dollars.  The conversion of our accounts from RMB to Dollars will result in translation adjustments.  While our net income will be added to the retained earnings on our balance sheet, the translation adjustments will be added to a line item on our balance sheet labeled “accumulated other comprehensive income,” since they will be more reflective of changes in the relative values of U.S. and Chinese currencies than of the success of our business.  The amount added to “accumulated other comprehensive income” was $1,291 in 2009 and $126,507 in 2008.

Liquidity and Capital Resources

To date the development of our company has been funded by the contributions that our founder made to the capital of the company, as well as working capital loans that he makes when needed.  During the past three years, growth has been funded by income from operations:  $322,752 in 2008, $2,525,076 in 2009, and $2,538,090 in the first nine months of 2010.  As a result of this combination, at September 30, 2010 we had $5,263,562 in working capital, primarily consisting of cash on hand of $4,897,325.  At the same time, we had no long-term liabilities, and no debt to parties other than our founder.  We are confident, therefore, of our ability to fund future operations.

Our working capital increased by $3,116,073 during the first nine months of 2010.  The increase was approximately equal to our net income plus the increase in our accounts receivable, which increased from $0 to $622,752.  In general, we carry a low level of accounts receivable relative to sales, as most of our sales are made for cash.  We do afford credit to some of our distributors, however.  These distributors generally inventory in the summer months, when homeowners are most likely to install water softeners.  We encourage them to settle their accounts with us before year end, and in 2009 we achieved 100% compliance.  In 2010 we have undertaken to reduce the amount of extended credit that we afford to customers, and, as a result, at September 30, 2010 only $110,447 of accounts receivable were more than 30 days old.

The expansion of our direct marketing program has necessitated that we carry a higher level of finished goods inventory.  As a result our inventory levels have increased steadily, from $550,247 at December 31, 2008 to $805,719 at December 31, 2009 to $1,086,108 at September 30, 2010.  Included in September 30, 2010 inventory was $852,895 in finished goods, a sizeable jump from the $312,773 in finished goods inventory we carried at December 31, 2009.  This increase in inventory has been one of the reasons that cash flows from operations have lagged behind net income.

In 2010, the largest offset to cash flows from operations was our decision to prepay RMB 6,000,000 ($895,000) in rent for the new premises that we leased in January of 2010.  Our ability to prepay the rent gained us very favorable terms.  The prepaid amount will be amortized over the five year term of the lease.

The other element of our Current Assets at September 30, 2010 was a $98,584 deferred tax asset.  Temporary differences in taxation values, primarily with respect to accrued expenses, gave rise to this asset.  We have recorded it as a current asset because we expect to use it to offset taxable income in 2010.

With one exception, our financing activities during 2008, 2009 and the first nine months of 2010 have involved short-term loans that our Chairman has made to meet immediate cash needs.  In 2009, however, prior to the date when China Sure - Delaware acquired the Hong Kong subsidiary that owns 40% of Sure China, Sure China paid a dividend of $1,467,000 to the Hong Kong company, which was distributed to its shareholders.  This represented their proportionate share of retained earnings for periods prior to the transfer of ownership.

We project a need for an additional $5 to $8 million in funding prior to year end 2011 in order to execute our growth strategy.  The large majority of these funds would be used for acquisitions or other means of expanding the business to other cities outside of Beijing.  Additional uses would be to open a fourth showroom and additional community sales offices in Beijing, to finance other sales and marketing expenses and to support additional research and development.  Our intention is to raise these funds through sales of equity.  In the event we are unable to raise additional funds, we will postpone some of the expenditures described above and invest our operating cash flow to continue the growth of the business.

Item 3.                  PROPERTIES

We leased facilities located in the ZhongGuaCun High Tech Park in Beijing that serve as the primary location for our manufacturing operations and warehouse.  The lease provides us 4,000 square meters of manufacturing space, which has a capacity to produce about 300,000 units per year.  This represents the largest production capacity of any manufacturer of water softeners in China.   We occupied the premises under a two year lease at a rental of 600,000 RMB ($90,000) per year.  The lease expired at the end of 2010, and we are now in negotiations with the landlord regarding terms of renewal.  .

In 2010 we moved our executive offices  to Building 18, ShuGuang Garden Middle Road, Hai Dian District in Beijing, occupying 800 square meters.  We occupy the premises under a lease from Beijing Hai Kong Lian Company.  The term of the lease expires in 2014.  We pay an annual rent of RMB 1,200,000 ($179,000).  In April 2010 we prepaid all five years’ rent.

Previously our executive offices and operations were located in two spaces in the Hai Dian District in Beijing that we lease from Xinhong Guo, our Chairman.  We continue to use these spaces under leases that will expire in 2012.  We pay annual rent of 100,000 RMB ($15,000) for an office facility under a lease that expires at the end of 2012.  We pay annual rent of 600,000 RMB ($90,000) for a warehouse facility at No. 9, Building 23, Ning Zhuang West Road, Hai Dian District in Beijing.  The warehouse lease will expire on June 30, 2012.

We also maintain a U.S. representative office in New York City.

Item 4.                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of the date of this prospectus by the following:

•	each shareholder known by us to own beneficially more than 5% of our common stock;

•	Xinhong Guo, our Chief Executive Officer

•	each of our directors; and

•	all directors and executive officers as a group.

There are 20,541,800 shares of our common stock outstanding on the date of this registration statement.  Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below have sole voting power and investment power with respect to their shares,  subject to community property laws where applicable.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

In computing the number of shares beneficially owned by a person and the percent ownership of that person, we include shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days. We do not, however, include these “issuable” shares in the outstanding shares when we compute the percent ownership of any other person.  At the present time, none of the named shareholders holds any options or warrants.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class
Xinhong Guo	4,108,360(2)	20.0%
Xiaojie Guo	3,081,270(2)	15.0%

All officers and directors (3 persons)	8,196,178	39.9%

Heiling Liu(3)	3,081,270	15.0%
________________________________

(1)	Shares are owned of record and beneficially, unless otherwise noted.

(2)	Xiaojie Guo is the daughter of Xinhong Guo. However, each of the directors disclaims beneficial ownership of the other’s shares.

(3)	The address of Heiling Liu is 47 Zhi Cun Road, Apt. 6502, Building One, Hai Dian, Beijing, P.R. China.

Item 5.                  DIRECTORS AND EXECUTIVE OFFICERS

The executive officers and directors of the Company are:

Name	Age	Position with the Company	Director Since
Xinhong Guo	53	Chairman, Chief Executive Officer	2010
Xiaojie Guo	25	Director, Chief Financial Officer	2010
C. Mark Tang	44	Secretary	--

Directors hold office until the annual meeting of the Company’s stockholders and the election and qualification of their successors.  Officers hold office, subject to removal at any time by the Board, until the meeting of directors immediately following the annual meeting of stockholders and until their successors are appointed and qualified.

Xinhong Guo.   Mr. Guo founded Sure (China) Water Science and Technology Co. Ltd. in 2007, and has served as its Chief Executive Officer since that time.  From 2001 to 2007 Mr. Guo served as Chairman of Beijing Sure Science and Technology Co., Ltd., a PRC entity that manufactured and sold household water softeners.  Mr. Guo graduated from Beijing Science and Business University, with a B.S. in Economics.  Mr. Guo is father of Xiaojie Guo, a member of our Board of Directors.

Xiaojie Guo.   Ms. Guo has been employed as General Manager and chief financial officer of Sure (China) Water Science and Technology Co. Ltd. since March 2009.  From 2002 to 2006, Ms. Guo was a student at the Beijing Science and Technology University, from which she graduated with a BS in finance in June 2006.  In 2008 Ms. Guo also earned a Masters Degree in Accounting from Glasgow University in the United Kingdom.  From 2008 to 2009 Ms. Guo was employed as a Loan Officer by  China Mingshen Bank.  Ms. Guo is daughter of Xinhong Guo, a member of our Board of Directors.

C. Mark Tang.  Mr. Tang has served as Secretary since 2011.  Mr. Tang has been a founder and the Managing Director of World Tech Ventures, LLC, which is a merchant banking and advisory firm focused in China and the U.S.  From 2004 to 2006 Mr. Tang was a director at Rutgers Business School.  Prior to 2003, Mr. Tang was employed in various capacities in several global investment banks in New York.  From 1993 to 1996 Mr. Tang was a post-doctoral fellow at Rockefeller University, New York City.  From 2008 until 2009 Mr. Tang was a member of the Board of Directors of Tongli Pharmaceuticals, Inc. (OTCBB:  TGLP).  Mr. Tang holds a Ph.D. in Biochemistry and an MBA in finance.

Item 6.                 EXECUTIVE COMPENSATION

During the past three years China Sure Water (USA) Inc., the registrant, has had no business operations and no executive officers.  In October 2010, through the merger with China Sure Water (USA) Inc., a Delaware corporation, the Company became beneficial owner of Sure (China) Water and Science Technology Co., Ltd. (“Sure China”).  The following table sets forth all compensation awarded to, earned by, or paid by Sure China to Xinhong Guo, its Chief Executive Officer, for services rendered in all capacities to the Company during the past three fiscal years.  There were no executive officers whose total salary and bonus for the fiscal year ended December 31, 2009 exceeded $100,000.

	Year	Salary	Bonus	Stock Awards	Option Awards	Other Compensation
Xinhong Guo	2009	--	--	--	--	--
	2008	--	--	--	--	--
	2007	--	--	--	--	--

Employment Agreements

Neither the Company nor Sure China has an employment agreement with any of its executive officers.

Compensation of Directors

Employees who are also members of the Board of Directors are not additionally compensated for their services as a director.  We have not determined the compensation that will be paid to directors who are not also employees, and have paid nothing to date for those services.

Equity Grants

The Company has no equity grant programs.  The Company’s Chief Executive Officer, Xinhong Guo, holds no stock options or unvested stock awards, and held none at any time during the year ended December 31, 2009.

Item 7.                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Related Party Transactions

During 2009 and 2010 Sure China purchased raw materials from Beijing Sure Science and Technology Co., Inc., a company owned by our Chairman, Xinhong Guo.  Sure China paid $243,200 to that company in 2009 and $324,665 in 2010.  The Company believes that the terms of the purchases were more favorable to Sure China than would have been accomplished in arms-length transactions.

Sure China leases certain administrative offices and warehouse and manufacturing facilities from  Xinhong Guo.  Sure China pays approximately $105,000 per year under the leases.  The Company believes that the terms of the lease are at least as favorable to Sure China as would be obtained in an arms-length transaction.

Director Independence

None of the members of our Board of Directors are independent, as “independent” is defined in the rules of the NASDAQ Stock Market.

Item 8.                  LEGAL PROCEEDINGS

In 2007, the Company, then known as “Biometrics 2000 Corporation” became subject to the jurisdiction of the United States Bankruptcy Court for the Southern District of New York (“In re Biometrics 2000 Corporation, Debtor,” Bankruptcy No. 07-22818).  The business previously conducted by the Company was liquidated.  A Plan of Reorganization was adopted, pursuant to which China Sure Water (USA) Inc., a Delaware corporation, was merged into the shell corporation.  The Plan of Reorganization contemplates that the merged company will file this registration statement and, when the registration statement is effective, will apply to list its common stock for quotation on the OTC Bulletin Board.  When the Company has accomplished that listing, the Court will enter a final decree closing the bankruptcy case.

Item 9.                 MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a)	Market for the Common Stock

There is no market for the Company’s common stock, nor has there been any price quoted publicly for the common stock within the past three years.  Soon after the effective date of this registration statement, Management intends to apply for a listing on the OTC Bulletin Board.

(b)	Derivative Securities

There are no outstanding options or warrants to purchase the Company’s common stock, nor are there any outstanding securities that are convertible into the Company’s common stock.

(c)	Shareholders of Record

There are 410 holders of record of the Company’s common stock.

(d)	Dividends

The Company has never paid or declared any cash dividends on its Common Stock and does not foresee doing so in the foreseeable future.  The Company intends to retain any future earnings for the operation and expansion of the business.  Any decision as to future payment of dividends will depend on the available earnings, the capital requirements of the Company, its general financial condition and other factors deemed pertinent by the Board of Directors

(e)  Securities Authorized for Issuance Under Equity Compensation Plans

The Company has no equity compensation plans.

Item 10.               RECENT SALES OF UNREGISTERED SECURITIES

On March 29, 2010 the United States Bankruptcy Court for the Southern District of New York approved the Plan of Reorganization submitted by the Company in the action titled “In Re Biometrics 2000 Corporation, Debtor.” (Case No. 2007-22818).  Pursuant to the Plan, the Company issued 19,900,000 shares of its common stock as follows:

	Shares	Percentage of Outstanding
Creditors	1,540,635	7.5%
Bankruptcy Administrators(1)	1,437,926	7.0%
Shareholders of Delaware Corporation(2)	17,460,530	85.0%
_______________________
(1)	Includes attorneys, agents, investment bankers and others who performed services in connection with the Company’s bankruptcy proceeding.

(2)
The Plan contemplated the merger of China Sure Water (USA) Inc., a Delaware corporation into the Company, with 17 million of the Company’s shares being issued to the shareholders of the Delaware corporation.

By order of the Court, the shares were issued pursuant to the exemption from registration under the Securities Act provided by Section 1145 of the United States Bankruptcy Code.  There were no underwriters.

Item 11.               DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

We are authorized to issue up to 40,000,000 shares of common stock, $0.001 par value per share. Holders of our common stock are entitled to receive dividends when and as declared by our board of directors out of funds legally available. Holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors.  There is no cumulative voting in the election of directors.  Holders of our common stock do not have any conversion, redemption or preemptive rights. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors and the aggregate liquidation preference of any preferred stock then outstanding.

Item 12.               INDEMNIFICATION OF DIRECTORS AND OFFICERS

The New York Business Corporation Law provides that a New York corporation may adopt in its certificate of incorporation and/or bylaws any provision regarding indemnification of directors and officers and advancement of expenses to them, except that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

The Company’s Certificate of Incorporation and its Bylaws each provide that the Company will indemnify a director or officer to the full extent permitted by the Business Corporation Law of the State of New York.

Item 13.               FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Our consolidated financial statements appear on pages F-1 through F-62 at the end of this registration statement.

Item 14.               CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On October 5, 2010 China Sure Water (USA) Inc., a New York corporation then known as Biometrics 2000 Corporation (the “New York Corporation”) completed a reverse merger in which the shareholders of China Sure Water (USA) Inc., a Delaware corporation (the “Delaware Corporation”) received a majority of the capital stock of the New York Corporation in exchange for all of the outstanding shares of the Delaware Corporation.  At the time of the reverse merger, Paritz & Company, P.A. was the auditor of record for the Delaware Corporation.  Accordingly, on October 5, 2010, by reason of the reverse merger, Paritz & Company, P.A. became the principal independent accountant for the New York Corporation, and the Board of Directors of the New York Corporation dismissed Davis Accounting Group, P.C. from its position as the principal independent accountant for China Sure Water (USA) Inc.

The audit report of Davis Accounting Group, P.C. on China Sure Water (USA) Inc.’s financial statements for the years ended December 31, 2009 and 2008 stated that there was substantial doubt as to the Company’s ability to continue as a going concern.  Other than that qualification, the audit report did not contain any adverse opinion or disclaimer of opinion or qualification.  Davis Accounting Group, P.C. did not, during the applicable periods, advise China Sure Water (USA) Inc. of any of the enumerated items described in Item 304(a)(1)(iv) of Regulation S-K.

China Sure Water (USA) Inc. and Davis Accounting Group, P.C. have not, during China Sure Water (USA) Inc.’s two most recent fiscal years or any subsequent period through the date of dismissal, had any disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to Davis Accounting Group, P.C.’s satisfaction, would have caused Davis Accounting Group, P.C. to make reference to the subject matter of the disagreement in connection with his reports.

China Sure Water (USA) Inc. has requested Davis Accounting Group, P.C. to furnish a letter addressed to the Securities Exchange Commission stating whether or not Davis Accounting Group, P.C. agrees with the statements in Item 14 of this Registration Statement.  A copy of the letter will be filed by amendment as an exhibit to this Registration Statement when it is received by the Company.

China Sure Water (USA) Inc. has retained the firm of Paritz & Company, P.A. to serve as its principal independent accountant.  At no time during the past two fiscal years or any subsequent period prior to October 5, 2010 did the New York Corporation consult with Paritz & Company, P.A.  regarding any matter of the sort described above with reference to Davis Accounting Group, P.C., any issue relating to the financial statements of the New York Corporation, or the type of audit opinion that might be rendered for the New York Corporation

Item 15.               FINANCIAL STATEMENTS AND EXHIBITS

Pro Forma Financial Statements
Pro Forma Balance Sheet as of September 30, 2010	F-2
Pro Forma Statements of Operations and Comprehensive Income - for the Nine Months Ended September 30, 2010	F-3
Pro Forma Statements of Operations and Comprehensive Income - for the Year Ended December 31, 2009	F-4

Exhibits

2		Plan of Reorganization of Biometrics 2000 Corporation dated February 1, 2010.
3-a		Restated Certificate of Incorporation
3-a(1)		Certificate of Amendment of Certificate of Incorporation filed July 8, 1997
3-a(2)		Certificate of Amendment of Certificate of Incorporation filed December 24, 1997
3-a(3)		Certificate of Amendment of Certificate of Incorporation filed June 23, 1998
3-a(4)		Certificate of Amendment of Certificate of Incorporation filed June 29, 1999
3-a(5)		Certificate of Amendment of Certificate of Incorporation filed December 29, 1999
3-a(6)		Certificate of Amendment of Certificate of Incorporation filed December 31, 1999
3-a(7)		Certificate of Amendment of Certificate of Incorporation filed March 18, 2004
3-a(8)		Certificate of Merger of China Sure Water (USA) Inc. into Biometrics 2000 Corporation filed October 5, 2010
3-b		Bylaws
22	Subsidiaries:	Sure (China) Water Sciences and Technology Co., Ltd., a People’s Republic of China limited liability company
Sure Water Quality Control Technology (China) Inc. Limited, a Hong Kong limited liability company

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: January 25, 2011	CHINA SURE WATER (USA) INC.

By: /s/Guo Xinhong
Guo Xinhong, President

Pro Forma Financial Statements of China Sure Water (USA) Inc., a New York corporation formerly known as Biometrics 2000 Corporation
Pro Forma Balance Sheet as of September 30, 2010	F-2
Pro Forma Statements of Operations and Comprehensive Income - for the Nine Months Ended September 30, 2010	F-3
Pro Forma Statements of Operations and Comprehensive Income - for the Year Ended December 31, 2009	F-4

The following unaudited pro forma combined financial statements have been prepared assuming that the acquisition, through merger, between China Sure Water (USA) Inc., a New York corporation, and China Sure Water (USA) Inc., a Delaware corporation, which became effective as of October 5, 2010, had occurred at January 1, 2009.

The unaudited pro forma combined financial statements are provided for illustrative purposes only to aid in the analysis of the operations of the combined company. The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the business combination, are factually supportable and are expected to have a continuing impact on the combined results.

CHINA SURE WATER (USA) INC.
PROFORMA BALANCE SHEET
SEPTEMBER 30, 2010

	China Sure	China Sure		Proforma		Proforma as
	Delaware	New York		Adjustments		Adjusted

ASSETS

CURRENT ASSETS:
Cash	$4,897,325	$-				4,897,325
Account receivable	622,752					622,752
Inventories	1,086,108					1,086,108
Prepaid rent - current portion	179,640					179,640
Deferred tax assets	98,584					98,584
TOTAL CURRENT ASSETS	6,884,409	-		-		6,884,409
						-
Property and equipment, net of accummulated depreciation	1,114,185					1,114,185
Prepaid rent	583,830					583,830

TOTAL ASSETS	$8,582,424	$-		$-		$8,582,424

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Taxes payable	$1,268,537	$-				1,268,537
Accrued expenses	180,490	42,505		(42,505)	(a)	180,490
Due to related party	171,820					171,820
Pre-Petition Liabilities
Loan payable - stockholders	-	270,030		(270,030)	(a)	-
Loan payable - related party	-	1,492,533		(1,492,533)	(a)	-
Current liabilities attributable to discontinued operations	-	1,722,804		(1,722,804)	(a)	-
total prepition liabilities	-	3,485,367		(3,485,367)		-
TOTAL CURRENT LIABILITIES	1,620,847	3,527,872		(3,527,872)		1,620,847

STOCKHOLDERS' EQUITY
Common stock	1	103	(d)	2,978	(a)	20,542
				17,461	(b)
				(1)	(c)

Additional paid-in capital	460,656	2,109,073	(d)	3,524,894	(a)	440,115
				(17,461)	(b)
				(5,637,047)	(c)

Less treasury stock		(64,624)		64,624	(c)	-
Retained earnings	6,200,496	(5,572,424)		5,572,424	(c)	6,200,496
Other compensive income	300,424	-				300,424
TOTAL STOCKHOLDERS' EQUITY	6,961,577	(3,527,872)		3,527,872		6,961,577

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,582,424	$-		$-		$8,582,424

(a) Represents issuance of 2,978,561 shares of China Sure, New York common stock to creditors and stockholders in connection with bankruptcy reorganization
(b) Issuance of 17,460,530 shares of China Sure, Delaware in exchange for shares of China Sure, New York
(c) Adjustment of equity accounts to reflect the merger
(d) After giving effect to the 1-for-3900 reverse split

CHINA SURE WATER (USA) INC.
PROFORMA STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
NINE MONTHS ENDED SEPTEMBER 30, 2010

	China Sure	China Sure	Proforma	Proforma as
	Delaware	New York	Adjustments	Adjusted

Sales	$9,839,161			$9,839,161

Cost of good sold	4,825,255			4,825,255

Gross Profit	5,013,906	-	-	5,013,906

COSTS AND EXPENSES:
General and administrative expenses	402,727			402,727
Total Cost and expenses	402,727	-	-	402,727

INCOME BEFORE INCOME TAXES	4,611,179			4,611,179

Income tax expense	1,060,763			1,060,763

NET INCOME	3,550,416	-	-	3,550,416

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	127,883	-	-	127,883

COMPREHENSIVE INCOME	$3,678,299	-	-	$3,678,299

CHINA SURE WATER (USA) INC.
PROFORMA STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEAR ENDED DECEMBER 31, 2009

	China Sure	China Sure	Proforma		Proforma as
	Delaware	New York	Adjustments		Adjusted

Sales	$6,614,643	$-	$-		$6,614,643

Cost of good sold	3,681,344	-	-		3,681,344

Gross Profit	2,933,299	-	-		2,933,299

COSTS AND EXPENSES:
Bankruptcy fees and expenses		43,805	(43,805)	(a)	-
Selling exenses	91,538	-	-		91,538
General and administrative expenses	312,501	-	-		312,501
Total Cost and expenses	404,039	43,805	(43,805)	(a)	404,039

INCOME BEFORE INCOME TAXES	2,529,260	(43,805)	43,805		2,529,260

Income tax expense	353,395	-	-		353,395

NET INCOME	2,175,865	(43,805)	43,805		2,175,865

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	1,291	-	-		1,291

COMPREHENSIVE INCOME	$2,177,156	$(43,805)	$43,805		$2,177,156

(a) Results of the discontinued operations of the bankrupt company

Financial Statements of China Sure Water (USA) Inc., a New York corporation formerly known as Biometrics 2000 Corporation
Unaudited Consolidated Interim Financial Statements
Consolidated Balance Sheets – September 30, 2010 and December 31, 2009	F-6
Consolidated Statements of Operations – for the Nine Months Ended September 30, 2010 and 2009	F-7
Consolidated Statements of Cash Flows – for the Nine Months Ended September 30, 2010 and 2009	F-8
Notes to Consolidated Financial Statements	F-9

CHINA SURE WATER (USA) INC.
(Formerly known as Biometrics 2000 Corporation)
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2010	2009
ASSETS	(Unaudited)

CURRENT ASSETS:
Cash	$-	$-
Total Assets	$-	$-

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Post-Petition Liabilities
Accounts payable and accrued expense	$42,505	$42,505
Pre-Petition Liabilities
Loan payable - stockholders	270,030	270,030
Loan payable - related party	1,492,533	1,997,580
Current liabilities attributable to discontinued operations	1,722,804	1,469,595
Total pre-petition liabilities	3,485,367	3,737,205
Total Liabilities	3,527,872	3,779,710

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, $.001 par value, 400,000,000 shares authorized,
102,709 shares issued and outstanding in 2010 and 2009	103	103
Additional paid in capital	2,109,073	2,109,073
Less treasury stock (17 shares at cost)	(64,624)	(64,624)
(Deficit) accumulated	(5,572,424)	(5,824,262)
Total Stockholders' (Deficit)	(3,527,872)	(3,735,905)
Total Liabilities and Stockholders' (Deficit)	$-	$-

The accompanying notes are an integral part of these financial statements.

CHINA SURE WATER (USA) INC.
(Formerly known as Biometrics 2000 Corporation)
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

	2010	2009

Revenues	$-	$-
Total Revenues	-	-

Expenses
Bankruptcy expenses	-	650
Total Expenses	-	650

Loss before Income Tax	-	(650)
Provision for Income Taxes	-	-

Net Loss	$-	$(650)

(Loss) per Common Share: (Loss) per common share - Basic and Diluted	$-	$(650)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	102,709	102,709

The accompanying notes are an integral part of these financial statements.

CHINA SURE WATER (USA) INC.
(Formerly known as Biometrics 2000 Corporation)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

	For the Nine Months Ended
	September 30,	September 30,
	2010	2009
Operating Activities:
Net loss	$-	$(650)

Net cash (used in) operating activities	-	(650)

Investing activities:
	-	-
Net cash (used in) investing activities	-	-

Financing activities:
Proceeds from related party	-	650

Net cash provided by financing activities	-	650

Net Increase (Decrease) in Cash	-	-
Cash - Beginning of Period	-	-
Cash - End of Period	$-	$-
Supplemental Disclosure of Cash Flow Information:
Cash paid during the periods for:
Interest	$-	$-
Income taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

CHINA SURE WATER (USA) INC. AND SUBSIDARIES
(Formerly known as Biometrics 2000 Corporation)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010 AND 2009

(1)     Summary of Significant Accounting Policies

           General Organization and Business

Sure China Water (USA) Inc.  (the “Company) is a New York corporation that, during the periods included in these financial statements, was in the reorganization stage. The Company was incorporated in New York on December 14, 1992 under the name Big City Bagels, Inc. On July 1, 1999, Big City Bagels Inc. consummated the transactions contemplated by an Agreement and Plan of Reorganization and Merger with Intelligent Computer Solutions, Inc. (“ICS”), VillageNet, Inc. (“VillageNet”) and each of the shareholders of those two companies, dated May 21, 1999 and as amended on June 28, 1999. The agreement provided for the merger of Big City Bagels with and into ICS and VillageNet, respectively, and for ICS and VillageNet to be the surviving corporations continuing as wholly-owned subsidiaries of the Company. On December 30, 1999, the Company changed name to VillageWorld.com, Inc. On March 4, 2004, VillageWorld.com, Inc. (“VillageWorld”) consummated the reverse merger with Biometrics 2000.com Corporation ("Biometrics") which agreed to merge Biometrics with a subsidiary of VillageWorld, Biometrics Acquisition Corporation.

The Company was a developer and reseller of biometric products for access control.  Management believed that the Company had the opportunity to leverage its core competencies to capture a leading position in a rapidly growing, but as yet underdeveloped, segment of the electronic security market by establishing a position in pre-existing distribution channels which are used for related products and accessories to the Company's products.

The Company was unable to raise the necessary capital to finance its operations and as a result was forced to file for bankruptcy protection and ceased its day to day operations.

On October 15, 2005 the Company filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”).  The Company filed its Chapter 11 bankruptcy petition with the United States Bankruptcy Court for the Western District of Pennsylvania (the “Bankruptcy Court”), Case Number 05-40324(MBM).  The case has been transferred to the Southern District of New York Case Number 07-22818(RDD).  The Company has suspended its day-to-day operations and plans to convert the claims of the unsecured creditors into equity.  The final ruling of the bankruptcy court was approved on March 29, 2010.  Pursuant to that ruling, on October 5, 2010 China Sure Water (USA) Inc., a Delaware corporation, was merged into the Company, and the name of the Company was changed to “China Sure Water (USA) Inc.”

    Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

CHINA SURE WATER (USA) INC. AND SUBSIDARIES
(Formerly known as Biometrics 2000 Corporation)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010 AND 2009

    Loss per Common Share

Basic loss per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the period.  Fully diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.  There were no dilutive financial instruments issued or outstanding for the nine months ended September 30, 2010 and 2009.

    Income Taxes

The Company accounts for income taxes pursuant to SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”).  Under SFAS 109, deferred tax assets and liabilities are determined based on temporary differences between the basis of certain assets and liabilities for income tax and financial reporting purposes.  The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets.  The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company's financial position and results of operations for the current period.  Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset.  Any change in the valuation allowance will be included in income in the year of the change in estimate.

    Fair Value of Financial Instruments

The Company estimates the fair value of financial instruments using the available market information and valuation methods.  Considerable judgment is required in estimating fair value.  Accordingly, the estimates of fair value may not be indicative of the amounts the Company could realize in a current market exchange.  As of September 30, 2010 and 2009, the carrying value of the Company's financial instruments approximated fair value due to the short-term nature and maturity of these instruments.

    Stock-Based Compensation:

The Company accounts for stock-based compensation pursuant to Statement of Financial Accounting Standards No. 123.  This pronouncement allows companies to either expense the estimated fair value of all stock options or, with respect to options granted to employees and directors, to continue to follow the intrinsic value method previously set forth in Accounting Principles Board Opinion No. 25, but disclose the pro forma effects on net income (loss) had the fair value of those options been expensed.  The Company has elected to continue to apply the previous standard in accounting for stock options granted to employees and directors. The Company has not granted any options to consultants requiring recognition of the fair value method specified by SFAS No. 123.

CHINA SURE WATER (USA) INC. AND SUBSIDARIES
(Formerly known as Biometrics 2000 Corporation)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010 AND 2009

    Estimates

The consolidated financial statements of the Company are prepared on the basis of accounting principles generally accepted in the United States of America.  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of September 30, 2010, and 2009, and expenses for the nine month periods ended September 30, 2010 and 2009.  Actual results could differ from those estimates made by management.

(2)      Reorganization Stage Activities and Going Concern

As of September 30, 2010, the Company was in the reorganization stage, and had no operations.  The Company formerly was engaged in the business of researching, developing and selling products used in the fingerprint recognition technology area and the access control business. The Company historically financed its business operations from proceeds generated from private and public sales of its securities, the issuance of debt in the form of convertible debentures, and from funds paid by private investors to the Company for research and development costs. The Company’s operations required a continuous capital infusion to support its operations. In late 2002 and throughout 2003, the Company experienced severe cash flow problems, and was sued by numerous suppliers and vendors. Without ability to pay or significantly defend the various lawsuits filed against it, the Company sought a merger partner on March 4, 2004 anticipating to expand its marketability and increase revenues. Despite the merger transaction, the Company continued to experience financial cash flow problems. On October 15, 2005, the Company filed a voluntary petition under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Western District of Pennsylvania.

While management of the Company believes that it will be successful in proposed Merger with China Sure Water, Inc. (“Sure China”), (detail see Note 7) there can be no assurance that the Company will be able to raise additional equity or debt capital, or be successful in the development and sale of its planned product in order to generate sufficient revenues to sustain its operations.

The accompanying consolidated financial statements have been prepared in conformity with accounting principals generally accepted in the United States of America, which contemplate continuation of the Company as a going concern.  The Company has incurred a substantial operating loss, and its cash resources are insufficient to meet its planned business objectives.  These and other factors raise substantial doubt about the Company‘s ability to continue as a going concern.  The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

CHINA SURE WATER (USA) INC. AND SUBSIDARIES
(Formerly known as Biometrics 2000 Corporation)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010 AND 2009

(3)      Loans Payable, Related Party:

The Company has various notes and loans due to a related party, certain of which are non-interest bearing.  As of September 30, 2010, the outstanding amounts, including accrued interest as applicable and the contractual interest rates are as follows:

Year of	Amount, including	Contractual
origination	accrued interest	interest rate

2000 and prior	$ 364,438	8%
2000 and prior	357,579	8%
2001	256,786	8%
2002	57,262	8%
2003	64,074	8%
2004	271,224	8%
2005	95,613	8%
2006	520,217	0%
2007	1,000	0%
2008	1,300	0%
2009	8,087	0%
Total	$ 1,997,580

The related party is a corporation owned by significant stockholders of the company.

 (4)     Common Stock

On October 5, 2010, in connection with the merger of China Sure Water (USA) Inc., a Delaware corporation, into the Company, the Company effected a 1-for-3900 reverse split of its common stock.  All statements in these financial statements regarding outstanding shares or calculations or per share amounts have been adjusted to give retroactive effect to the reverse split as if it had occurred prior to the relevant period.

CHINA SURE WATER (USA) INC. AND SUBSIDARIES
(Formerly known as Biometrics 2000 Corporation)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010 AND 2009

(5)      Income Taxes

The provision (benefit) for income taxes for the nine months ended September 30, 2010 and 2009 were as follows (assuming a 34 percent effective tax rate):

	2010	2009

Current Tax Provision:
Federal-
Taxable income	$-	$-

Total current tax provision	$-	$-

Deferred Tax Provision:
Federal-
Loss carryforwards	$14,900	$500
Change in valuation allowance	(14,900)	(500)

Total deferred tax provision	$-	$-

The Company had deferred income tax assets as of September 30, 2010 and 2009, as follows:

	2010	2009

Loss carryforwards	$15,400	$500
Less - Valuation allowance	(15,400)	(500)

Total net deferred tax assets	$-	$-

The Company provided a valuation allowance equal to the deferred income tax assets for the nine months ended September  30, 2010 and 2009.

As of September 30 2010, and 2009, the Company had approximately $48,805 and $1,456, respectively, in tax loss carryforwards available for future periods.

Since the Company has terminated its operations on October 15, 2003, the utilization of the tax loss carryforwards for those periods is unlikely.

CHINA SURE WATER (USA) INC. AND SUBSIDARIES
(Formerly known as Biometrics 2000 Corporation)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010 AND 2009

 (6)     Commitments and Contingencies

On October 15, 2005 the Company filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”).  The Company filed its Chapter 11 bankruptcy petition with the United States Bankruptcy Court for the Western District of Pennsylvania (the “Bankruptcy Court”), Case Number 05-40324(MBM).  The case has been transferred to the Southern District of New York Case Number 07-22818(RDD).  The Company has suspended its day-to-day operations and plans to convert the claims of the unsecured creditors into equity.  The final ruling of the bankruptcy court was approved on March 29, 2010.
(7)      Subsequent Events

Plan of Merger

On January 22, 2009, the Company entered into a reverse merger agreement with China Sure Water (USA) Inc. (China) and its subsidiary Sure China Water Sciences and Technology Co. Ltd. China Sure Water (USA) Inc. and its subsidiary which operates in China are water purification companies. The plan is to merge these companies into the Company in exchange for 85% of issued and outstanding stock of the Company. The 15% of issued and outstanding stock not transferred to the stockholders of China Sure Water is to be distributed  to the stockholders of the Company, the creditors of the Company, and to other parties in payment of fees for providing services. The allocation of the 15% of the stock to these future recipients will be as follows; i) seven and one-half percent (7.5%) shall be distributed to the unsecured creditors on a pro-rata share; ii) one-half percent (0.5%) shall be distributed to the shareholders; iii) seven percent (7%) subject to the Bankruptcy Court review and approval, will be distributed to the Debtor’s investment bankers, Debtor’s counsel and the Debtor’s President.

CHINA SURE WATER (USA) INC. AND SUBSIDARIES
(Formerly known as Biometrics 2000 Corporation)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010 AND 2009

Re-organization plan

The Company’s re-organization plan is conditioned on the successful consummation of the proposed merger with China Sure Water (USA) Inc. Currently, according to Bankruptcy Voluntary Petition, the creditors of the Company were classified into 5 classes:
•	Class 1 – Administrative Claims of clerk of the Bankruptcy Court;
•	Class 2 – Administrative Claims of Debtor’s President, Counsel to Debtor, the Debtor’s Investment Banker and any other section 503(b) claims;
•
Class 3- All allowed unsecured claims for goods and services provided prior to October 15, 2005, including, but not limited to, unsecured claims by creditors whose claims arise from the rejection of an executor contract by the Debtor for leased property, and unsecured claims by creditors whose claims arise from deficiency balances after the sale of those creditors’ collateral or the avoidance of those creditors ‘security interests. Class 3 members shall receive a pro-rata distribution of the available 7.5 percent stock in the Reorganized Debtor. Distributions shall not be made for claim amounts less than $175 per creditor.

•
Class 4 - Claims and interests of current equity security holders. Class 4 members include all shareholder equity interests in the Debtors of any type of classification, excluding warrants and options. Class 4 members will retain their shareholder interests in the Reorganized Debtor collectively comprising 0.5 percent of the Reorganized Debtor’s stock upon consummation of the Merger.

•	Class 5 – Claims of warrant and option holders. Class 5 members will not receive or retain any property under the Plan, and all such interests are canceled.

The Plan proposes to exchange the interest of the creditors and shareholders for a 15 percent interest in the Reorganized Debtor to be formed by the merger of the Company and Sure China. Such shares will be unrestricted. Sure China will contribute their assets, management, technology, goodwill, and existing business base in return for 85 percent of the stock in the Reorganized Debtor.

On October 5, 2010 the merger of China Sure Water (USA) Inc. into the Company was completed.

REPORT OF REGISTERED INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
of Biometrics 2000 Corporation:

We have audited the accompanying consolidated balance sheets of Biometrics 2000 Corporation (a New York corporation) and subsidiaries as of December 31, 2009, and 2008, and the related consolidated statements of operations, stockholders’ (deficit), and cash flows for each of the two years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Biometrics 2000 Corporation and its subsidiaries of December 31, 2009, 2008, and the results of their consolidated operations and their consolidated cash flows for each of the two years in the year ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company is in the reorganization stage, and has ceased day-to-day operations since 2005. As such, it filed a petition for relief under Chapter 11 of the Federal Bankruptcy Laws in the United States Bankruptcy Court for the Western District of Pennsylvania. These and other factors raised substantial doubt about the Company’s ability to continue as a going concern. Management’s plan regarding these matters is also described in Note 2 to the consolidated financial statements. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
April 20, 2010.

BIOMETRICS 2000 CORPORATION AND SUBSIDIARIES
(DEBTOR IN POSSESSION)
CONSOLIDATED BALANCE SHEETS (NOTE 2)
AS OF DECEMBER 31, 2009, AND 2008

ASSETS
	2009	2008
CURRENT ASSETS:
Cash	$-	$-
Total current assets	-	-
Total Assets	$-	$-

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILITIES:
Post-Petition Liabilities
Accounts payable and accrued expense	$42,505	$6,787
Pre-Petition Liabilities
Loan payable - Stockholders	270,030	270,030
Loans payable - Related party	1,997,580	1,989,493
Current liabilities attributable to discontinued operations	1,469,595	1,469,595
Total pre-petition liabilities	3,737,205	3,729,118
Total Liabilities	3,779,710	3,735,905

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, $.001 par value, 400,000,000 shares authorized,
399,592,709 shares issued and outstanding in 2009, and 2008 respectively	399,593	399,593
Additional paid in capital	1,709,583	1,709,583
Less treasury stock (65,279 shares at cost)	(64,624)	(64,624)
(Deficit) accumulated	(5,824,262)	(5,780,457)
Total stockholders' (deficit)	(3,779,710)	(3,735,905)
Total Liabilities and Stockholders' (Deficit)	$-	$-

The accompanying notes to consolidated financial statements
are an integral part of these consolidated balance sheets.

BIOMETRICS 2000 CORPORATION AND SUBSIDIARIES
(DEBTOR IN POSSESSION)
CONSOLIDATED STATEMENTS OF OPERATIONS (NOTE 2)
FOR THE YEARS ENDED DECEMBER 31, 2009, AND 2008

	2009	2008

Revenues	$-	$-
Expenses:	-	-

Reorganization Items
Bankruptcy fees and expenses	43,805	1,456
Total Expenses	43,805	1,456
(Loss) from Reorganization Items	(43,805)	(1,456)
Other Income (Expense)	-	-
Provision for Income Taxes	-	-

Net (Loss)	$(43,805)	$(1,456)

(Loss) per Common Share: (Loss) per common share - Basic and Diluted	$(0.00)	$(0.00)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	399,592,709	399,592,709

The accompanying notes to consolidated financial statements
are an integral part of these consolidated balance sheets.

BIOMETRICS 2000 CORPORATION AND SUBSIDIARIES
(DEBTOR IN POSSESSION)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY (DEFICIT) (NOTE 2)
FOR THE YEARS ENDED DECEMBER 31, 2009, AND 2008

	Common stock		Additional	Treasury Stock		Accumulated
Description	Shares	Amount	Paid-in Capital	Shares	Amount	(Deficit)	Totals
Balance - January 1, 2008	399,592,709	$399,593	$1,709,583	65,279	$(64,624)	(5,779,001)	$(3,734,449)
Net (loss) for the period	-	-	-	-	-	(1,456)	(1,456)
Balance - December 31, 2008	399,592,709	$399,593	$1,709,583	65,279	$(64,624)	(5,780,457)	(3,735,905)
Net (loss) for the period	-	-	-	-	-	(43,805)	(43,805)
Balance - December 31, 2009	399,592,709	$399,593	$1,709,583	65,279	$(64,624)	$(5,824,262)	$(3,779,710)

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

BIOMETRICS 2000 CORPORATION AND SUBSIDIARIES
(DEBTOR IN POSSESSION)
CONSOLIDATED STATEMENTS OF CASH FLOWS (NOTE 2)
FOR THE YEARS ENDED DECEMBER 31, 2009, AND 2008

	2009	2010
Operating Activities from Reorganization Items:
Net (loss)	$(43,805)	$(1,456)
Adjustments to reconcile net (loss) to net cash (used in) operating activities:
Changes in assets and liabilities -
Accounts payable and accrued liabilities	35,718	156
Net Cash (Used in) Operating Activities from Reorganization Items	(8,087)	(1,300)

Investing activities:	-	-
Net Cash (Used in) Investing Activities	-	-

Financing activities:
Proceeds from loans from related party	8,087	1,300

Net cash Provided by Financing Activities	8,087	1,300

Net Increase (Decrease) in Cash	-	-
Cash - Beginning of Period	-	-
Cash - End of Period	$-	$-
Supplemental Disclosure of Cash Flow Information:
Cash paid during the periods for:
Interest	$-	$-
Income taxes	$-	$-

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

BIOMETRICS 2000 CORPORATION AND SUBSIDARIES
(DEBTOR IN POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009, AND 2008

(1)     Summary of Significant Accounting Policies

           General Organization and Business

Biometrics 2000 Corporation (“Biometrics 2000” or the “Company”) is a New York corporation in the reorganization stage. The Company was incorporated in New York on December 14, 1992 under the name Big City Bagels, Inc. On July 1, 1999, Big City Bagels Inc. consummated the transactions contemplated by an Agreement and Plan of Reorganization and Merger with Intelligent Computer Solutions, Inc. (“ICS”), VillageNet, Inc. (“VillageNet”) and each of the shareholders of those two companies, dated May 21, 1999 and as amended on June 28, 1999. The agreement provided for the merger of Big City Bagels with and into ICS and VillageNet, respectively, and for ICS and VillageNet to be the surviving corporations continuing as wholly-owned subsidiaries of the Company. On December 30, 1999, the Company changed its name to VillageWorld.com, Inc. On March 4, 2004, VillageWorld.com, Inc. (“VillageWorld”) consummated the reverse merger with Biometrics 2000.com Corporation ("Biometrics") which agreed to merge Biometrics with a subsidiary of VillageWorld, Biometrics Acquisition Corporation.

The Company was a developer and reseller of biometric products for access control.  Management believed that the Company had the opportunity to leverage its core competencies to capture a leading position in a rapidly growing, but as yet underdeveloped, segment of the electronic security market by establishing a position in pre-existing distribution channels which are used for related products and accessories to the Company's products.

The Company was unable to raise the necessary capital to finance its operations and as a result was forced to file for bankruptcy protection and ceased its day to day operations.

On October 15, 2005 the Company filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”).  The Company filed its Chapter 11 bankruptcy petition with the United States Bankruptcy Court for the Western District of Pennsylvania (the “Bankruptcy Court”), Case Number 05-40324(MBM).  The case has been transferred to the Southern District of New York Case Number 07-22818(RDD).  The Company has suspended its day-to-day operations and plans to convert the claims of the unsecured creditors into equity.  The final ruling of the bankruptcy court was approved on March 29, 2010.

On January 22, 2009, the Company entered into a reverse merger agreement with China Sure Water (USA) Inc. (China) and its subsidiary Sure China Water Sciences and Technology Co. Ltd. China Sure Water (USA) Inc. and its subsidiary which operates in China are water purification companies. The plan is to merge these companies into Biometrics in exchange for 85% of issued and outstanding stock of Biometrics. The 15% of issued and outstanding stock not transferred to the stockholders of China is to be distributed  to the stockholders of Biometrics, the creditors of Biometrics, and to other parties in payment of fees for providing services. The allocation of the 15% of the stock to these future recipients will be as follows; i) seven and one-half percent (7.5%) shall be distributed to the unsecured creditors on a pro-rata share; ii) one-half percent (0.5%) shall be distributed to the shareholders; iii) seven percent (7%) subject to the Bankruptcy Court review and approval, will be distributed to the Debtor’s investment bankers, Debtor’s counsel and the Debtor’s President.

BIOMETRICS 2000 CORPORATION AND SUBSIDARIES
(DEBTOR IN POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009, AND 2008

    Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation

Cash and Cash Equivalents

For purposes of reporting within the consolidated statements of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

    Fair Value of Financial Instruments

The Company estimates the fair value of financial instruments using the available market information and valuation methods.  Considerable judgment is required in estimating fair value.  Accordingly, the estimates of fair value may not be indicative of the amounts the Company could realize in a current market exchange.  As of December 31, 2009, and 2008, the carrying value of the Company's financial instruments approximated fair value due to the short-term nature and maturity of these instruments.

Reorganization Liabilities

The Company accounts for reorganization obligations according to FASB ASC 852, Reorganizations. Under FASB ASC 852, reorganization liabilities are segregated prepetition liabilities subject to compromise from post petition liabilities.

    Income Taxes

The Company accounts for income taxes pursuant to FASB ASC 740, “Income Taxes”.  Under FASB ASC 740, deferred tax assets and liabilities are determined based on temporary differences between the basis of certain assets and liabilities for income tax and financial reporting purposes.  The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets.  The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company's financial position and results of operations for the current period.  Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under Federal tax laws.

BIOMETRICS 2000 CORPORATION AND SUBSIDARIES
(DEBTOR IN POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009, AND 2008

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset.  Any change in the valuation allowance will be included in income in the year of the change in estimate.

Professional Fees

Professional fees and similar types of expenses directly relating to the reorganization Chapter 11 Bankruptcy proceedings are expensed as incurred.

    Loss per Common Share

Basic loss per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the period.  Fully diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.  There were no dilutive financial instruments issued or outstanding for the year ended December 31, 2009, and 2008.

    Estimates

The consolidated financial statements of the Company are prepared on the basis of accounting principles generally accepted in the United States of America.  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of December 31, 2009, and 2008, and expenses for the years ended December 31, 2009, and 2008.  Actual results could differ from those estimates made by management.

(2)      Reorganization Stage Activities and Going Concern

The Company is currently in the reorganization stage, and has no operations.  The Company formerly was engaged in the business of researching, developing and selling products used in the fingerprint recognition technology area and the access control business. The Company historically financed its business operations from proceeds generated from private and public sales of its securities, the issuance of debt in the form of convertible debentures, and from funds paid by private investors to the Company for research and development costs. The Company’s operations required a continuous capital infusion to support its operations. In late 2002 and throughout 2003, the Company experienced severe cash flow problems, and was sued by numerous suppliers and vendors. Without ability to pay or significantly defend the various lawsuits filed against it, the Company sought a merger partner on March 4, 2004 anticipating to expand its marketability and increase revenues. Despite the merger transaction, the Company continued to experience financial cash flow problems. On October 15, 2005, the Company filed a voluntary petition under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Western District of Pennsylvania.

BIOMETRICS 2000 CORPORATION AND SUBSIDARIES
(DEBTOR IN POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009, AND 2008

While management of the Company believes that it will be successful in proposed Merger with China Sure Water (see Note 1 for additional information) there can be no assurance that the Company will be able to raise additional equity or debt capital, or be successful in the development and sale of its planned product in order to generate sufficient revenues to sustain its operations.

The accompanying consolidated financial statements have been prepared in conformity with accounting principals generally accepted in the United States of America, which contemplate continuation of the Company as a going concern.  The Company has incurred a substantial operating loss, and its cash resources are insufficient to meet its planned business objectives.  These and other factors raise substantial doubt about the Company‘s ability to continue as a going concern.  The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

(3)      Related Party Loans:

Biometrics has various notes and loans due to a related party, which is a corporation owned by significant stockholders of the Company. The Company discontinued accruing interest on the notes and loans after the Petition for Bankruptcy relief under the Federal Bankruptcy Laws was filed since it was unlikely to be paid. As of December 31, 2009, and 2008, the outstanding amounts, including accrued interest, as applicable, and the contractual interest rates were as follows:

Year of	Amount, including	Contractual
origination	accrued interest	interest rate
2000 and prior	$ 364,438	8%
2000 and prior	357,579	8%
2001	256,786	8%
2002	57,262	8%
2003	64,074	8%
2004	271,224	8%
2005	95,613	8%
2006	520,217	0%
2007	1,000	0%
2008	1,300	0%
Total	1,989,493
2009	8,087
Total	$ 1,997,580

BIOMETRICS 2000 CORPORATION AND SUBSIDARIES
(DEBTOR IN POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009, AND 2008

(4)      Common Stock

Historical Equity Transactions

On March 1, 2001, VillageWorld modified the terms of an existing conditional grant of 100,000 common stock purchase options to one of its principal executive officers.  Pursuant to the modification, such previously granted options, which were contingent on VillageWorld’s stock price reaching $4.00 per share by December 31, 2001, were cancelled and 100,000 unconditional common stock purchase options exercisable at $.01 per share for a five-year term were granted.  Due to the options’ nominal exercise price, VillageWorld recognized compensation expense of $10,000, measured by the excess of the fair value of the common stock at the date of grant over the exercise price.  Also, in accordance with Statement of Financial Accounting Standards No. 128, the 100,000 shares are treated as outstanding when computing basic earnings per share.  The officer to whom these options were granted, who also holds options to purchase another 100,000 common shares, also exercisable at $.01 per share, resigned from VillageWorld on June 29, 2001, to pursue other opportunities, although he will be available to consult with VillageWorld on an as-needed basis.  Such resignation did not alter or modify the terms of the stock purchase options; the 200,000 shares are still treated as outstanding with a stock subscription receivable for $2,000 reported as a contra account in stockholders’ equity.

In May of 2001, VillageWorld agreed to satisfy $7,500 of accrued consulting fees by the outright issuance of 75,000 common shares.  Management determined the then fair value of VillageWorld's common stock to be $.10 per share and subsequently recommended to the board of directors that this share issuance come from VillageWorld's 1998 Performance Equity Plan. On September 26, 2001, VillageWorld’s board of directors approved, from the 1998 Performance Equity Plan, the outright grant of 75,000 common shares in payment of the $7,500 of accrued liability.  The average closing price of VillageWorld's common stock for the last five days the stock traded in September was $.10 per share.  This grant reduced to 100,000 the availability of shares/options under the 1998 Plan.

From January through October of 2001, VillageWorld issued 2,785,794 shares of common stock to various holders who elected to convert their shares of the Class C preferred.  Such shares were converted based on the formula in the designation of the preferences for the Class C.

On December 13, 2001, VillageWorld sold 1,000,000 new, unregistered common shares in a private placement to one individual investor for $50,000.  The transaction was exempt from registration under Section 4(2) of the Securities Act of 1933.  Such unregistered shares are subject to the resale restrictions imposed under the Act.  The per share price of $.05 represented a 37.5% discount from the previous day’s closing price of VillageWorld’s common stock.

In May of 2002, VillageWorld agreed to satisfy $16,000 of accrued consulting fees by the outright issuance of 100,000 common shares.  Management determined the then fair value of VillageWorld's common stock to be $.16 per share and subsequently recommended to the board of directors that this share issuance come from VillageWorld's 1998 Performance Equity Plan. On May 14, 2002, VillageWorld’s board of directors approved, from the 1998 Performance

BIOMETRICS 2000 CORPORATION AND SUBSIDARIES
(DEBTOR IN POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009, AND 2008

Equity Plan, the outright grant of 100,000 common shares in payment of the $16,000 of accrued liability.  The average closing price of VillageWorld's common stock for the last five days the stock traded in May 2002 was $.16 per share.  This grant used the remaining 100,000 shares/options available under the 1998 Plan.

In December of 2002, VillageWorld agreed to satisfy $14,250 of accrued professional fees and accrued liabilities by the issuance of 475,000 common shares.  Management determined the then fair value of VillageWorld's common stock to be $.03 per share and subsequently recommended to the board of directors that 225,000 share issuance come from VillageWorld's 2002 Stock Award and Incentive Plan and 250,000 shares issuance from outside of any plan.

From March through December of 2002, VillageWorld issued 53,281,905 shares of common stock to various holders who elected to convert their shares of the Class C preferred.  Such shares were converted based on the formula in the designation of the preferences for the Class C.

On September 25, 2003, as consented to by the Board of Directors, VillageWorld issued 200,000 common shares in satisfaction of $10,000 of certain consulting and legal fees applicable to the current fiscal year.  The shares were issued under a free-standing stock grant, not pursuant to any Company plan.

On September 18, 2003, pursuant to the written election of the holders, VillageWorld issued 70,124,976 shares of Common Stock to the holders of Class B Preferred Stock in conversion of all of the issued and outstanding Class B Preferred Stock. Pursuant to the Amended and Restated Certificate of Incorporation of VillageWorld, the Class B Preferred Stock converts into shares of Common Stock of VillageWorld.

On January 14, 2004 several former employees of VillageWorld exercised their stock options.  There were 50,000 options exercised at $0.03 per share and 2,000 options exercised at $0.10 per share.  There options were granted under VillageWorld's 2002 Stock Award and Incentive Plan.

In May 2004, the Company issued 44,643 shares of common stock to satisfy $2,500 of consulting fees.

In June 2004, the Company issued an aggregate of 4,909,000 shares of common stock to various individuals for services performed for the Company.  Management determined the then fair value of the Company’ common stock to be $.05 per share.  Total compensation for this issuance of stock was $245,450.

In June 2004, the Company issued 8,815,000 shares of common stock for the conversion of $236,500 of shareholder debt to equity.  Shares of common stock were issued in satisfaction of stockholder debt at an average conversion price ranging from $.02 to $.05 per share.
In June 2004, the Company entered into an oral agreement with its supplier of fingerprint readers, to purchase the rights to their manufacturing technology and software.  The Company has the rights to modify the hardware and software.  In addition, the Company has the exclusive distribution rights to North and South America, whereas the supplier will not sell directly to any customer in this geographic region.  In exchange for the technology and distribution rights, The Company has issued to the supplier 10,000,000 share of common stock.  These shares have been valued at $.05 per share for a total of $500,000.  The agreement does not allocate costs to either the technology or distribution rights. Management has determined that it would be proper to expense these costs as research and development costs in the current period.

BIOMETRICS 2000 CORPORATION AND SUBSIDARIES
(DEBTOR IN POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009, AND 2008

In July 2004, the Company issued 49,345 shares of common stock to satisfy $2,500 of consulting fees.

In July, August and September 2004, the Company issued an aggregate of 6,425,357 shares of common stock to various individuals for services performed for the Company.  Management determined the then fair value of the Company’ common stock to be from $.006 to $.045 per share.  This is a 25% discount from the market price on the date of issuance for the services performed.  The Company recorded a stock discount expense for this in the amount of $39,340 for the period.  Total compensation for this issuance of stock was $152,500 including the discount expense.

In July, August and September 2004, the Company issued 27,070,000 shares of common stock for the conversion of $378,700 of shareholder debt to equity.  Shares of common stock were issued in satisfaction of stockholder debt at an average conversion price ranging from $.006 to $.045 per share.  This is a 25% discount from the market price on the date of issuance for the debt converted.

In October and November 2004, the Company issued 7,450,000 shares of common stock to various individuals for services performed for the Company.  Management determined the then fair value of the Company’ common stock to be from $.006 to $.007 per share.  This is a 25% discount from the market price on the date of issuance for the services performed.  The Company recorded a stock discount expense for this in the amount of $16,175 for the period.  Total compensation for this issuance of stock was $67,200 including the discount expense.  The Company issued 1,000,000 shares of common stock for the conversion of $6,375 of shareholder debt to equity.

In January 2005, the Company issued 1,200,000 shares of common stock to for $10,000.

In January 2005, the Company issued 1,000,000 shares of common stock for the conversion of $10,000 of shareholder debt to equity.  Shares of common stock were issued in satisfaction of stockholder debt at a conversion price of $.01 per share.

As of December 31, 2009, and 2008, total issued and outstanding shares of common stock were 399,592,709.

BIOMETRICS 2000 CORPORATION AND SUBSIDARIES
(DEBTOR IN POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009, AND 2008

(5)      Income Taxes

The provision (benefit) for income taxes for the years ended December 31, 2009, and 2008 were as follows (assuming a 34 percent effective tax rate):

	2009	2008
Current Tax Provision:
Federal -
Taxable income	$-	$-
Total current tax provision	$-	$-

Deferred Tax Provision:
Federal -
Loss carryforwards	$14,894	$495
Change in valuation allowance	(14,894)	(495)
Total deferred tax provisions	$-	$-

The Company had deferred income tax assets as of December 31, 2009, and 2008, as follows:

	As of December 31, 2009	As of December 31, 2008
Loss carryforwards	$1,980,249	$1,965,355
Less - Valuation allowance	(1,980,249)	(1,965,355)
Total net deferred tax assets	$-	$-

As of December 31 2009, and 2008, the Company had approximately $5,824,262 and $5,780,457, respectively, in tax loss carryforwards available for future periods to reduce taxable income.

The Company provided a valuation allowance equal to the deferred income tax assets for the years ended December 31, 2009, and 2008, because it is not presently known whether future taxable income will be sufficient to utilize the loss carry forwards.

 (6)     Commitments and Contingencies

On October 15, 2005 the Company filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”).  The Company filed its Chapter 11 bankruptcy petition with the United States Bankruptcy Court for the Western District of Pennsylvania (the “Bankruptcy Court”), Case Number 05-40324(MBM).  The case has been transferred to the Southern District of New York Case Number 07-22818(RDD).  The Company has suspended its day-to-day operations and plans to convert the claims of the unsecured creditors into equity.  The final ruling of the bankruptcy court was approved on March 29, 2010.

BIOMETRICS 2000 CORPORATION AND SUBSIDARIES
(DEBTOR IN POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009, AND 2008
(7)      Recent Accounting Pronouncements

In March 2008, the FASB issued FASB Statement No. 161, (FASB ASC 815) “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement 133”.  SFAS No. 161 (FASB ASC 815) enhances required disclosures regarding derivatives and hedging activities, including enhanced disclosures regarding how:  (a) an entity uses derivative instruments; (b) derivative instruments and related hedged items are accounted for under FASB No. 133, “Accounting for Derivative Instruments and Hedging Activities”; and (c) derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  Specifically, SFAS No. 161 (FASB ASC 815) requires:

•	disclosure of the objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation;
•	disclosure of the fair values of derivative instruments and their gains and losses in a tabular format;
•	disclosure of information about credit-risk-related contingent features;
•	and cross-reference from the derivative footnote to other footnotes in which derivative-related information is disclosed.

SFAS No. 161 (FASB ASC 815) is effective for fiscal years and interim periods beginning after November 15, 2008.  Earlier application is encouraged.  The management of Biometrics 2000 Corporation does not expect the adoption of this pronouncement to have a material impact on its financial statements.

On May 9, 2008, the FASB issued FASB Statement No. 162, (FASB ASC 105) “The Hierarchy of Generally Accepted Accounting Principles”.  SFAS No. 162 (FASB ASC 105) is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles (“GAAP”) for nongovernmental entities.

Prior to the issuance of SFAS No. 162 (FASB ASC 105), GAAP hierarchy was defined in the American Institute of Certified Public Accountants (“AICPA”) Statement on Auditing Standards (“SAS”) No. 69, “The Meaning of Present Fairly in Conformity with Generally Accept Accounting Principles.”  SAS No. 69 has been criticized because it is directed to the auditor rather than the entity.  SFAS No. 162 (FASB ASC 105) addresses these issues by establishing that the GAAP hierarchy should be directed to entities because it is the entity (not the auditor) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP.

BIOMETRICS 2000 CORPORATION AND SUBSIDARIES
(DEBTOR IN POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009, AND 2008

The sources of accounting principles that are generally accepted are categorized in descending order as follows:

a.
FASB Statements of Financial Accounting Standards and Interpretations, FASB Statement 133 Implementation Issues, FASB Staff Positions, and American Institute of Certified Public Accountants (AICPA) Accounting Research Bulletins and Accounting Principles Board Opinions that are not superseded by actions of the FASB.

b.	FASB Technical Bulletins and, if cleared by the FASB, AICPA Industry Audit and Accounting Guides and Statements of Position.

c.
AICPA Accounting Standards Executive Committee Practice Bulletins that have been cleared by the FASB, consensus positions of the FASB Emerging Issues Task Force (EITF), and the Topics discussed in Appendix D of EITF Abstracts (EITF D-Topics).

d.
Implementation guides (Q&As) published by the FASB staff, AICPA Accounting Interpretations, AICPA Industry Audit and Accounting Guides and Statements of Position not cleared by the FASB, and practices that are widely recognized and prevalent either generally or in the industry.

SFAS No. 162 (FASB ASC 105) is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendment to its authoritative literature.  It is only effective for nongovernmental entities; therefore, the GAAP hierarchy will remain in SAS 69 for state and local governmental entities and federal governmental entities.  The management of Biometrics 2000 Corporation does not expect the adoption of this pronouncement to have a material impact on its financial statements.

On May 26, 2008, the FASB issued FASB Statement No. 163, (FASB ASC 944) “Accounting for Financial Guarantee Insurance Contracts”.  SFAS No. 163 (FASB ASC 944) clarifies how FASB Statement No. 60, “Accounting and Reporting by Insurance Enterprises” (“SFAS No. 60”), applies to financial guarantee insurance contracts issued by insurance enterprises, including the recognition and measurement of premium revenue and claim liabilities.  It also requires expanded disclosures about financial guarantee insurance contracts.

The accounting and disclosure requirements of SFAS No. 163 (FASB ASC 944) are intended to improve the comparability and quality of information provided to users of financial statements by creating consistency.  Diversity exists in practice in accounting for financial guarantee insurance contracts by insurance enterprises under SFAS No. 60, “Accounting and Reporting by Insurance Enterprises.”  That diversity results in inconsistencies in the recognition and measurement of claim liabilities because of differing views about when a loss has been incurred under FASB Statement No. 5, “Accounting for Contingencies” (“SFAS No. 5”).  SFAS No. 163 (FASB ASC 944) requires that an insurance enterprise recognize a claim liability prior to an event of default when there is evidence that credit deterioration has occurred in an insured financial obligation.  It also requires disclosure about (a) the risk-management activities used by an insurance enterprise to evaluate credit deterioration in its insured financial obligations and (b) the insurance enterprise’s surveillance or watch list.

BIOMETRICS 2000 CORPORATION AND SUBSIDARIES
(DEBTOR IN POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009, AND 2008

SFAS No. 163 (FASB ASC 944) is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years, except for disclosures about the insurance enterprise’s risk-management activities.  Disclosures about the insurance enterprise’s risk-management activities are effective the first period beginning after issuance of SFAS No. 163 (FASB ASC 944).  Except for those disclosures, earlier application is not permitted.  The management of Biometrics 2000 Corporation does not expect the adoption of this pronouncement to have material impact on its financial statements.

On May 22, 2009, the FASB issued FASB Statement No. 164, (FASB ASC 958) “Not-for-Profit Entities: Mergers and Acquisitions”.  SFAS No. 164 (FASB ASC 958) is intended to improve the relevance, representational faithfulness, and comparability of the information that a not-for-profit entity provides in its financial reports about a combination with one or more other not-for-profit entities, businesses, or nonprofit activities. To accomplish that, this Statement establishes principles and requirements for how a not-for-profit entity:

a.	Determines whether a combination is a merger or an acquisition.
b.	Applies the carryover method in accounting for a merger.
c.	Applies the acquisition method in accounting for an acquisition, including determining which of the combining entities is the acquirer.
d.	Determines what information to disclose to enable users of financial statements to evaluate the nature and financial effects of a merger or an acquisition.

This Statement also improves the information a not-for-profit entity provides about goodwill and other intangible assets after an acquisition by amending FASB Statement No. 142, Goodwill and Other Intangible Assets, to make it fully applicable to not-for-profit entities.

SFAS No. 164 (FASB ASC 958) is effective for mergers occurring on or after December 15, 2009, and acquisitions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2009.  Early application is prohibited.  The management of Biometrics 2000 Corporation does not expect the adoption of this pronouncement to have material impact on its financial statements.

On May 28, 2009, the FASB issued FASB Statement No. 165, (FASB ASC 855) “Subsequent Events”.  SFAS No.  165 (FASB ASC 855) establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, Statement 165 (FASB ASC 855) provides:

1.
The period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements.

2.	The circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements.
3.	The disclosures that an entity should make about events or transactions that occurred after the balance sheet date.

BIOMETRICS 2000 CORPORATION AND SUBSIDARIES
(DEBTOR IN POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009, AND 2008

In accordance with this Statement, an entity should apply the requirements to interim or annual financial periods ending after June 15, 2009.  The management of Biometrics 2000 Corporation does not expect the adoption of this pronouncement to have material impact on its financial

In June 2009, the FASB issued FASB Statement No. 166, (FASB ASC 860) “Accounting for Transfers of Financial Assets- an amendment of FASB Statement No, 140”. SFAS No. 166 (FASB ASC 860) is a revision to SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” and will require more information about transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets.  It eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures.

This statement is effective for financial asset transfers occurring after the beginning of an entity's first fiscal year that begins after November 15, 2009. The management of Biometrics 2000 Corporation does not expect the adoption of this pronouncement to have a material impact on its financial statements.

In June 2009, the FASB issued FASB Statement No. 167, (FASB ASC 810) "Amendments to FASB Interpretation No. 46(R)". SFAS No. 167 (FASB ASC 810) amends certain requirements of FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities” and changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated.  The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance.

This statement is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009. The management of Biometrics 2000 Corporation does not expect the adoption of this pronouncement to have a material impact on its financial statements.

In June 2009, the FASB issued FASB Statement No. 168, (FASB ASC 105) "The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles - a replacement of FASB Statement No. 162".  SFAS No. 168 (FASB ASC 105) establishes the FASB Accounting Standards Codification (the "Codification") to become the single official source of authoritative, nongovernmental U.S. generally accepted accounting principles (“GAAP”).  The Codification did not change GAAP but reorganizes the literature.

BIOMETRICS 2000 CORPORATION AND SUBSIDARIES
(DEBTOR IN POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009, AND 2008

SFAS No. 168 (FASB ASC 105) is effective for interim and annual periods ending after September 15, 2009. The management of Biometrics 2000 Corporation does not expect the adoption of this pronouncement to have a material impact on its financial statements.

(8)      Subsequent Events

Disclosure Statement of Company Plan of Reorganization

On February 2, 2010 the Company submitted a Disclosure Statement to all parties entitled to vote on its Reorganization Plan.

The Company’s Reorganization Plan is conditioned on the successful consummation of the proposed merger with China Sure Water. Currently, according to the Voluntary Petition for Bankruptcy, the creditors of the Company were classified into five classes as follows:

•	Class 1 – Administrative Claims of clerk of the Bankruptcy Court;
•	Class 2 – Administrative Claims of Debtor’s President, Counsel to Debtor, the Debtor’s Investment Banker and any other section 503(b) claims;
•
Class 3- All allowed unsecured claims for goods and services provided prior to October 15, 2005, including, but not limited to, unsecured claims by creditors whose claims arise from the rejection of an executor contract by the Debtor for leased property, and unsecured claims by creditors whose claims arise from deficiency balances after the sale of those creditors’ collateral or the avoidance of those creditors ‘security interests. Class 3 members shall receive a pro-rata distribution of the available 7.5 percent stock in the Reorganized Debtor. Distributions shall not be made for claim amounts less than $175 per creditor.

•
Class 4 - Claims and interests of current equity security holders. Class 4 members include all shareholder equity interests in the Debtors of any type of classification, excluding warrants and options. Class 4 members will retain their shareholder interests in the Reorganized Debtor collectively comprising 0.5 percent of the Reorganized Debtor’s stock upon consummation of the Merger.

•	Class 5 – Claims of warrant and option holders. Class 5 members will not receive or retain any property under the Plan, and all such interests are canceled.

The Reorganization Plan proposes to exchange the claims of the creditors and interest of the stockholders for a 15 percent equity interest in the Reorganization Debtor to be formed by the merger of the Company and China Sure Water. Such equity shares will be unrestricted. China Sure Water will contribute its assets, management, technology, goodwill, and existing business base in return for 85 percent of the stock in the Reorganization Debtor.

On March 29, 2010, the Company’s Reorganization Plan was approved by the United States Bankruptcy Court for the Southern District of New York.

Financial Statements of China Sure Water (USA) Inc., a Delaware corporation

Unaudited Consolidated Interim Financial Statements
Balance Sheet – September 30, 2010 and December 31, 2009	F-36
Statements of Operations and Comprehensive Income – for the Nine Months Ended September 30, 2010 and 2009	F-37
Consolidated Statements of Cash Flows – for the Nine Months Ended September 30, 2010 and 2009	F-38
Notes to Consolidated Financial Statements	F-39

CHINA SURE WATER (USA) INC.
BALANCE SHEETS

	September 30,	December 31,
	2010	2009
	(unaudited)

ASSETS

CURRENT ASSETS:
Cash	$4,897,325	$2,431,373
Account receivable	622,752	-
Inventories	1,086,108	805,719
Prepaid rent - current portion	179,640	-
Deferred tax assets	98,584	97,732
TOTAL CURRENT ASSETS	6,884,409	3,334,824

Property and equipment, net of accummulated depreciation	1,114,185	1,135,789
Prepaid rent	583,830	-

TOTAL ASSETS	$8,582,424	$4,470,613

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Taxes payable	$1,268,537	$519,777
Accrued expenses	180,490	317,520
Due to related party	171,820	350,038
TOTAL CURRENT LIABILITIES	1,620,847	1,187,335

STOCKHOLDERS' EQUITY
Common stock, par value $0.0000001,
10,000,000 shares authorized,
10,000,000 shares issued and outstanding
at September 30, 2010 and December 31, 2009, respectively	1	1

Additional paid-in capital	460,656	460,656
Retained earnings	6,200,496	2,650,080
Other compensive income	300,424	172,541
TOTAL STOCKHOLDERS' EQUITY	6,961,577	3,283,278

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,582,424	$4,470,613

See Notes to the Financial Statements.

CHINA SURE WATER (USA) INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Nine months ended September 30,
	2010	2009

Sales	$9,839,161	$4,427,492

Cost of good sold	4,825,255	2,492,948

Gross Profit	5,013,906	1,934,544

COSTS AND EXPENSES:
General and administrative expenses	402,727	235,331
Total Cost and expenses	402,727	235,331

INCOME BEFORE INCOME TAXES	4,611,179	1,699,213

Income tax expense	1,060,763	343,538

NET INCOME	3,550,416	1,355,675

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	127,883	981

COMPREHENSIVE INCOME	$3,678,299	$1,356,656

Net income per share:
Basic and diluted	$0.36	$0.14

Weighted average shares outstanding:
Basic and diluted	10,000,000	10,000,000

See Notes to the Financial Statements.

CHINA SURE WATER (USA) INC.
STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended September 30,
	2010	2009

OPERATING ACTIVITIES:
Net Income	$3,550,416	$1,355,675
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	44,052	43,794
Amortization of prepaid rent	134,730	-
Deferred tax assets	(852)	(47,805)
Changes in operating assets and liabilities
Accounts receivable	(622,752)	(70,416)
Inventories	(263,912)	(76,824)
Prepaid expenses	(898,200)	-
Other receivables	-	(440,100)
Customer deposit	-	(73,350)
Taxes payable	738,131	471,490
Accrued expenses	(143,523)	158,435
NET CASH PROVIDED BY OPERATING ACTIVITIES	2,538,090	1,320,899

INVESTING ACTIVITIES:
Acquisition of property and equipment	-	(704)
NET CASH USED IN INVESTING ACTIVITIES	-	(704)

FINANCING ACTIVITIES:
Loan from (repayment to) related party	(185,376)	376,328
Distribution of cash dividends	-	(733,500)
NET CASH USED IN FINANCING ACTIVITIES	(185,376)	(357,172)

EFFECT OF EXCHANGE RATES ON CASH	113,238	1,026

INCREASE IN CASH	2,465,952	964,049

CASH - BEGINNING OF YEAR	2,431,373	902,830

CASH - END OF YEAR	$4,897,325	$1,866,879

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income taxes	$721,603	$-

See Notes to the Financial Statements.

CHINA SURE WATER (USA) INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

1             BUSINESS DESCRIPTION

China Sure Water (USA) Inc. (“the Company”) was incorporated in the State of Delaware on February 25, 2008. The Company has had no operations since its inception. The Company owns 60% of Sure (China) Water Science and Technology Co., Ltd. (“Sure China”), and the Company’s wholly-owned subsidiary, Sure Water Quality Control Technology (China) Inc. Limited, owns the remaining 40% of Sure China.  Sure China manufactures and sells water softeners for household use in China.

Sure China was incorporated under the laws of the Peoples Republic of China (“PRC”) as a limited liability company on March 23, 2007. In July 2008, through a recapitalization transaction which was accomplished as an exchange of shares between Sure China and the Company, Sure China became a subsidiary of the Company. Retroactive effect to the capitalization has been given in the accompanying financial statements.

2              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) and are presented in U.S. Dollars.

The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses during each reporting period.  Actual results could differ from those estimates.

Revenue recognition

Revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, and no other significant obligations of the Company exist and collectability is reasonably assured.  Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as advances from customers.

The Company’s sales agreements contain clauses that grant customers the right to return or exchange products within a year. The Company accounts for sales under the guidance of FASB ASC 605-15-25, “Revenue Recognition When Right of Return Exists”.  There have been no returns from customers since inception.

CHINA SURE WATER (USA) INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

Shipping and handling costs

In accordance with Emerging Issues Task Force Issue 0-10 “Accounting for Shipping and Handling Fees and Costs”, all amounts billed to customers in a sales transaction for shipping and handling are classified as revenue.

Cash

The Company maintains cash with financial institutions in the Peoples Republic of China (“PRC”) which are not insured or otherwise protected.  Should any of these institutions holding the Company’s cash become insolvent, or if the Company is unable to withdraw funds for any reason, the Company could lose the cash on deposit with the institution.

Inventories

Inventories consist of raw materials and finished goods and are stated at the lower of cost, determined using the weighted average cost method, and net realizable value.

Prepaid rent

Prepaid rent is being amortized over the life of the lease.

Property and equipment

Property and equipment are recorded at cost.  Depreciation is provided in amounts sufficient to amortize the cost of the related assets over their useful lives using the straight-line method for financial reporting purposes.

Maintenance, repairs and minor renewals are charged to expense when incurred.  Replacements and major renewals are capitalized.

Warranty

The Company offers a limited three-year warranty to customers and accounts for warranty reserves according to  ASC 450-20-25 which states that, because of the uncertainty surrounding claims that may be made under warranties, warranty obligations fall within the definition of a contingency. Losses from warranty obligations shall be accrued when the conditions in paragraph 450-20-25-2 are met. The company has not historically had any warranty claims nor has been informed of any problems from its customer, and therefore has no reasonable basis to estimate any potential liability and there has been no information available prior to the financial statements being issued that a liability had been incurred at the date of the financial statements.

Impairment of long-lived assets

The Company accounts for the impairment of long-lived assets in accordance with the guidance of FASB ASC 360-10-20.  Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable.  For assets that are to be held and used, impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value.  If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value.  Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable.  Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.  Based on its review, the Company believes that, as of September 30, 2010, there were no impairment of its long-lived assets.

CHINA SURE WATER (USA) INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

Deferred income taxes

The Company accounts for income taxes in accordance with FASB ASC 740, “Income Taxes”, which requires that deferred tax assets and liabilities be recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  In addition, ASC 740 requires recognition of future tax benefits, such as carry forwards, to the extent that realization of such benefits is more likely than not and that a valuation allowance be provided when it is more likely than not that some portion of the deferred tax asset will not be realized.  Management reviews this valuation allowance periodically and makes adjustments as warranted.

Currency translation

Since the Company operates primarily in the PRC, the Company’s functional currency is the Chinese Yuan (”RMB”).  Revenue and expense accounts are translated at the average rates during the period, and balance sheet items are translated at year-end rates.  Translation adjustments arising from the use of differing exchange rates from period to period are included as a separate component of shareholders’ equity.  Gains and losses from foreign currency transactions are recognized in current operations.

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation.

Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.  Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements.  Comprehensive income includes net income and the foreign currency translation gain, net of tax.

Statement of cash flows

In accordance with FASB ASC 230, “Statement of Cash Flows”, cash flows from the Company’s operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

CHINA SURE WATER (USA) INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

Fair value of financial instruments

FASB ASC 825, “Financial Instruments”, requires that the Company disclose estimated fair values of financial instruments.

The Company’s financial instruments primarily consist of cash, advances to suppliers, accounts payable, accrued expenses and sundry current liabilities and related party advances and borrowings.

As of the balance sheet dates, the estimated fair values of financial instruments were not materially different from their carrying values as presented on the balance sheet.  This is attributed to the short maturities of the instruments and that interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at the respective balance sheet dates.

Recently issued accounting pronouncements

On September 30, 2009, the Company adopted changes issued by the FASB to the authoritative hierarchy of generally accepted accounting principles (“GAAP”).  These changes establish the FASB Accounting Standards Codification (“Codification”) as the source of authoritative accounting principles recognized by the FASB to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the U.S. The Codification was effective for financial statements issued for interim and annual periods ending after September 15, 2009.  The adoption had no material impact on the Company’s consolidated results of operations or financial condition.

In October 2009, the FASB issued authoritative guidance on revenue recognition that will become effective for us beginning July 1, 2010, with earlier adoption permitted. Under the new guidance on arrangements that include software elements, tangible products that have software components that are essential to the functionality of the tangible product will no longer be within the scope of the software revenue recognition guidance, and software-enabled products will now be subject to other relevant revenue recognition guidance. Additionally, the FASB issued authoritative guidance on revenue arrangements with multiple deliverables that are outside the scope of the software revenue recognition guidance. Under the new guidance, when vendor  specific objective evidence or third party evidence for deliverables in an arrangement cannot be determined, a best estimate of the selling price is required to separate deliverables and allocate arrangement consideration using the relative selling price method. The new guidance includes new disclosure requirements on how the application of the relative selling price method affects the timing and amount of revenue recognition.   We believe the adoption of this new guidance will not have a material impact on our financial statements.

In February 2010, the FASB issued FASB ASU 2010-09, “Subsequent Events, Amendments to Certain Recognition and Disclosure Requirements,” which clarifies certain existing evaluation and disclosure requirements in ASC 855 “Subsequent Events” related to subsequent events. FASB ASU 2010-09 requires SEC filers to evaluate subsequent events through the date in which the financial statements are issued and is effective immediately. The new guidance does not have an effect on the Company’s consolidated results of operations and financial condition.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

CHINA SURE WATER (USA) INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

4              INVENTORIES

Inventories consist of the following:
	September 30,	December 31,
	2010	2009
	(Unaudited)

Raw Materials	$233,213	$492,946
Finished goods	852,895	312,773
	$1,086,108	$805,719

5              PREPAID RENT

In January 2010, the Company entered into a five year lease agreement with annual rent of RMB1,200,000 (approximately $176,000). The Company paid RMB6,000,000 (approximately $880,000) as advance rent in April, 2010.

6              PROPERTY AND EQUIPMENT

A summary of property and equipment and the estimate lives used in the computation of depreciation and amortization is as follows:

	September 30,	December 31,
	2010	2009	Life
	(Unaudited)
Machinery and equipment	$1,287,420	$1,261,620	15 years
Vehicle	22,455	22,005	10 years
Office equipment	8,204	8,039	5 years
	1,318,079	1,291,664
Less: accumulated depreciation	(203,894)	(155,875)
	$1,114,185	$1,135,789

CHINA SURE WATER (USA) INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

7              RELATED PARTY TRANSACTIONS AND BALANCES

Transactions

	Nine months ended September 30,
	2010	2009
	(Unaudited)	(Unaudited)
Rent (1)	$77,228	$32,983
Expenses paid (2)	10,326	10,291
Purchases (3)	318,690	186,132
Total	$406,244	$229,406

Balances

Due to related parties consist of the following:

	September 30,	December 31,
	2010	2009
Due to the majority shareholder of the Company	$165,967	$85,624
Due to a company owned by the majority shareholder (4)	5,853	264,414
Total	$171,820	$350,038

These amounts are non-interest bearing and due on demand.

(1)	The Company rented its administrative office from its majority shareholder and officer.
(2)	A company owned by the majority shareholder of the Company paid expenses on behalf of the Company.
(3)
The Company purchased raw materials and finished goods from a company owned by the majority shareholder of the Company. The accounts payable on this purchase is included in due to related party on the accompanying balance sheet.

(4)	Our majority shareholder sold his share of above mentioned related company to an unrelated third party in August, 2010.

8              ACCRUED EXPENSES

Accrued expenses consist of the following:
	September 30,	December 31,
	2010	2009
	(Unaudited)
Rent	$134,730	$176,040
Professional fees	45,760	25,000
Bonus	-	51,932
Sales commission	-	38,142
Advertising	-	26,406
	$180,490	$317,520

CHINA SURE WATER (USA) INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

9              TAXES

Corporation income tax
The Company is governed by the Income Tax Law of the People’s Republic of China concerning the privately run and foreign invested enterprises, which are generally subject to tax at a statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments for the nine months ended September 30, 2010 and 2009.

The reconciliation of income tax expense at the U.S. statutory rate of 35% for the nine months ended September 30, 2010 and 2009, to the Company’s effective tax rate is as follows:

	-------Nine months Ended September 30,--------
	2010	2009
	(Unaudited)	(Unaudited)

U.S. statutory rate at 35%	$1,613,913	$594,725
Tax rate difference between China and U.S.	(461,118)	(169,921)
Permanent difference related to GAAP and Chinese tax law	(92,032)	(81,266)

Effective tax rate	$1,060,763	343,538

The provisions for income taxes are summarized as follows:

	September 30,	September 30,
	2010	2009
	(Unaudited)	(Unaudited)
Current	$1,061,615	$391,343
Deferred	(852)	(47,805)
	$1,060,763	$343,538

The tax effects of temporary differences that give rise to the Company’s net deferred tax asset as of September 30, 2010 and December 31, 2009 are as follows:

	September 30,	December 31,
	2010	2009
	(Unaudited)
Deferred tax assets
Accrued expenses	$93,995	$93,992
Inventory markdown	4,161	4,161
Depreciation	428	428
Deferred tax liabilities	98,584	98,581

Interest income	-	(849)
Net deferred tax assets	$98,584	$97,732

CHINA SURE WATER (USA) INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2010
Value added tax (“VAT”)

Enterprises or individuals who sell commodities, engage in repair and maintenance or import or export goods in the PRC are subject to a value added tax in accordance with the PRC laws. The value added tax standard rate is 17% of the gross sales price. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on the sales of the finished products.

10           CONCENTRATIONS

(a)	Major customer

Sales to five major customers for nine months ended September 30, 2010 were 19%, 16%, 15%, 14% and 12%.  Sales to three major customers for nine months ended September 30, 2009 were 29%, 22% and 20%.

(b)	Major vendors

The Company purchased approximately 93% of its raw materials from one supplier for the nine months ended September 30, 2010. The Company purchased 92% of its raw materials from one supplier for the nine months ended September 30, 2009.

11           COMMITMENTS AND CONTINGENCIES

The Company has two lease agreements for its office space and warehouse in Beijing, China with its office for approximately $105,000 per year. Those leases are due at December 31, 2010. The Company is currently negotiating the new lease with the officer.

The Company has lease agreement for its warehouse in Beijing, China with an unrelated party for approximately $180,000 per year. Those leases are due at December 31, 2010. The Company is currently negotiating the new lease with that party.

The Company also has lease agreement for its executive office from an unrelated party from Jan. 2010 to December 2014 for approximately $180,000 per year. The Company paid five years rent in April 2010.

For the nine months ended September 30, 2010 and 2009, rental expenses were $340,822 and $164,914, respectively.

12           VULNERABILITY DUE TO OPERATIONS IN PRC

The Company’s operations may be adversely affected by significant political, economic and social uncertainties in the PRC.  Although the PRC government has been pursuing economic reform policies for more than twenty years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRCs political, economic and social conditions.  There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

CHINA SURE WATER (USA) INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

Substantially all of the Company’s businesses are transacted in RMB, which is not freely convertible.  The Peoples Bank of China or other banks are authorized to buy and sell foreign currencies at the exchange rates quoted by the Peoples Bank of China.  Approval of foreign currency payments by the Peoples Bank of China or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

Since the Company has its primary operations in the PRC, the majority of its revenues will be settled in RMB, not U.S. Dollars. Due to certain restrictions on currency exchanges that exist in the PRC, the Company’s ability to use revenue generated in RMB to pay any dividend payments to its shareholders outside of China may be limited.

In September 2006, PRC changed the laws regarding transfer of equity in PRC companies in exchange for equity in non-PRC companies.  Approvals and registrations for such transfers are required and penalties may be imposed if the requirements are not met.

13           SUBSEQUENT EVENTS

In October 5, 2010, the Company completed a merger with Biometrics 2000 Corp (‘Biometrics’), a New York corporation and debtor in procession in a bankruptcy case in United States Bankruptcy Court in exchange for 85% of the issued and outstanding shares of Biometrics. The Company accounts for this transaction as a reverse merger pursuant to which, upon completion of the merger, Biometrics will be the surviving corporation for legal purposes and the Company will be the surviving corporation for financial reporting purposes. After the merger, the Company ceased to exist and the name of Biometrics was changed to China Sure Water (USA) Inc.

In October 2010, the Company signed a letter of intent for a potential acquisition and made a deposit of RMB6,000,000 (approximately $880,000).

The Company has evaluated events after the date of these financial statements through the date that these financial statements were issued.

Paritz & Company, P.A.	15 Warren Street, Suite 25 Hackensack, New Jersey 07601 (201)342-7753 Fax: (201) 342-7598 E-Mail: paritz @paritz.com
Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Board of Directors
China Sure Water (USA) Inc.

We have audited the accompanying balance sheets of China Sure Water (USA) Inc. (the “Company”) as of December 31, 2009 and 2008 and the related statements of operations and comprehensive income, changes in stockholders’ equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Sure Water (USA) Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Paritz & Company, P.A.

Hackensack, New Jersey
July 20, 2010

CHINA SURE WATER (USA) INC.
BALANCE SHEETS

	December 31,	December 31,
	2009	2008

ASSETS

CURRENT ASSETS:
Cash	$2,431,373	$902,830
Advance to vendor	-	440,100
Inventories	805,719	550,247
Deferred tax assets	97,732	-
Due from related party	-	146,700
TOTAL CURRENT ASSETS	3,334,824	2,039,877

Property and equipment, net of accummulated depreciation	1,135,789	753,468

TOTAL ASSETS	$4,470,613	$2,793,345

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Customer deposit	$-	$73,350
Taxes payable	519,777	66,188
Accrued expenses	317,520	53,791
Due to related party	350,038	26,894
TOTAL CURRENT LIABILITIES	1,187,335	220,223

STOCKHOLDERS' EQUITY
Common stock, par value $0.0000001,
10,000,000 shares authorized,
10,000,000 shares issued and outstanding
at December 31, 2009 and 2008 respectively	1	1

Additional paid-in capital	460,656	460,656
Retained earnings	2,650,080	1,941,215
Other compensive income	172,541	171,250
TOTAL STOCKHOLDERS' EQUITY	3,283,278	2,573,122

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,470,613	$2,793,345

See Notes to the Financial Statements

CHINA SURE WATER (USA) INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Year ended	Year ended
	December 31, 2009	December 31, 2008

Sales	$6,614,643	$3,169,600

Cost of good sold	3,681,344	2,097,491

Gross Profit	2,933,299	1,072,109

COSTS AND EXPENSES:
Selling exenses	91,538	70,116
General and administrative expenses	312,501	145,743
Total Cost and expenses	404,039	215,859

INCOME BEFORE INCOME TAXES	2,529,260	856,250

Income tax expense	353,395	-

NET INCOME	2,175,865	856,250

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	1,291	126,507

COMPREHENSIVE INCOME	$2,177,156	$982,757

Net income per share:
Basic and diluted	$0.22	$0.20

Weighted average shares outstanding:
Basic and diluted	10,000,000	4,273,973

See Notes to the Financial Statements

CHINA SURE WATER (USA) INC.
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

					ACCUMULATED
			ADDITIONAL		OTHER	TOTAL
	COMMON STOCK		PAID-IN	RETAINED	COMPREHENSIVE	STOCKHOLDERS'
	SHARES	AMOUT	CAPITAL	EARNINGS	INCOME	EQUITY

BALANCE - DECEMBER 31, 2007	-	$-	$460,656	$1,084,965	$44,743	$1,590,364

Issuance of common stock	10,000,000	1				1

Foreign currency translation adjustments					126,507	126,507

Net Income				856,250		856,250

BALANCE - DECEMBER 31, 2008	10,000,000	1	460,656	1,941,215	171,250	2,573,122

Foreign currency translation adjustments					1,291	1,291

Net Income				2,175,865		2,175,865

Dividend				(1,467,000)		(1,467,000)

BALANCE - DECEMBER 31, 2009	10,000,000	$1	$460,656	$2,650,080	$172,541	$3,283,278

See Notes to the Financial Statements

CHINA SURE WATER (USA) INC.
STATEMENTS OF CASH FLOWS

	Year ended	Year ended
	December 31, 2009	December 31, 2008

OPERATING ACTIVITIES:
Net Income	$2,175,865	$856,250
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	58,447	58,081
Deferred tax assets	(97,732)	-
Inventory allowance	16,655	-
Changes in operating assets and liabilities
Advance to vendor	-	(440,100)
Inventories	(272,127)	(175,412)
Customer deposit	(73,350)	73,350
Taxes payable	453,589	(78,757)
Accrued expenses	263,729	29,340
NET CASH PROVIDED BY OPERATING ACTIVITIES	2,525,076	322,752

INVESTING ACTIVITIES:
Acquisition of property and equipment	(704)	-
NET CASH USED IN INVESTING ACTIVITIES	(704)	-

FINANCING ACTIVITIES:
Issuance of common stock	-	1
Loan from related party	323,144	14,669
Loan repayment from related party	146,700	(146,700)
Distribution of cash dividends	(1,467,000)	-
NET CASH USED IN FINANCING ACTIVITIES	(997,156)	(132,030)

EFFECT OF EXCHANGE RATES ON CASH	1,327	61,088

INCREASE IN CASH	1,528,543	251,810

CASH - BEGINNING OF YEAR	902,830	651,020

CASH - END OF YEAR	$2,431,373	$902,830

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income taxes	$-	$-

Equipment acquired by converting deposit	$440,100	$-

See Notes to the Financial Statements

CHINA SURE WATER (USA) INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

1              BUSINESS DESCRIPTION

China Sure Water (USA) Inc. (“the Company”) was incorporated in the State of Delaware on February 25, 2008. The Company has had no operations since its inception. The Company, through its ultimate wholly-owned subsidiary, Sure (China) Water Science and Technology Co., Ltd. (“Sure China”), produces and sells water softeners for household use in China.

Sure Water Quality Control Technology (China) Inc. Limited, a wholly-owned holding company since December 30, 2009 through a recapitalization transaction, owns 40% of Sure China and has had no other operations since its inception.

Sure China was incorporated under the laws of the Peoples Republic of China (“PRC”) as a limited liability company on March 23, 2007. In July 2008, through a recapitalization transaction which was accomplished as an exchange of shares between Sure China and the Company, Sure China became a subsidiary of the Company. Retroactive effect to the capitalization has been given in the accompanying financial statements.

2              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) and are presented in U.S. Dollars.

The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses during each reporting period.  Actual results could differ from those estimates.

Revenue recognition

Revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, and no other significant obligations of the Company exist and collectability is reasonably assured.  Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as advances from customers.

The Company’s sales agreements contain clauses that grant customers the right to return or exchange products within a year. The Company accounts for sales under the guidance of FASB ASC 605-15-25, “Revenue Recognition When Right of Return Exists”.  There have been no returns from customers since inception.

CHINA SURE WATER (USA) INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

During the year ended December 31, 2009, the Company collected $791,694 representing amounts resulting from sales during the year ended December 31, 2008 which had previously been reversed in 2008 as the collectability of such accounts was doubtful. All costs relating to these sales were incurred in 2008.

Shipping and handling costs

In accordance with Emerging Issues Task Force Issue 0-10 “Accounting for Shipping and Handling Fees and Costs”, all amounts billed to customers in a sales transaction for shipping and handling are classified as revenue.

Cash

The Company maintains cash with financial institutions in the Peoples Republic of China (“PRC”) which are not insured or otherwise protected.  Should any of these institutions holding the Company’s cash become insolvent, or if the Company is unable to withdraw funds for any reason, the Company could lose the cash on deposit with the institution.

Inventories

Inventories consist of raw materials and finished goods and are stated at the lower of cost, determined using the weighted average cost method, and net realizable value.

Property and equipment

Property and equipment are recorded at cost.  Depreciation is provided in amounts sufficient to amortize the cost of the related assets over their useful lives using the straight-line method for financial reporting purposes.

Maintenance, repairs and minor renewals are charged to expense when incurred.  Replacements and major renewals are capitalized.

Impairment of long-lived assets

The Company accounts for the impairment of long-lived assets in accordance with the guidance of FASB ASC 360-10-20.  Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable.  For assets that are to be held and used, impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value.  If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value.  Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable.  Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.  Based on its review, the Company believes that, as of December 31, 2009, there were no significant impairments of its long-lived assets used in operations.

CHINA SURE WATER (USA) INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

Deferred income taxes

The Company accounts for income taxes in accordance with FASB ASC 740, “Income Taxes”, which requires that deferred tax assets and liabilities be recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  In addition, ASC 740 requires recognition of future tax benefits, such as carryforwards, to the extent that realization of such benefits is more likely than not and that a valuation allowance be provided when it is more likely than not that some portion of the deferred tax asset will not be realized.  Management reviews this valuation allowance periodically and makes adjustments as warranted.

Currency translation

Since the Company operates primarily in the PRC, the Company’s functional currency is the Chinese Yuan (”RMB”).  Revenue and expense accounts are translated at the average rates during the period, and balance sheet items are translated at year-end rates.  Translation adjustments arising from the use of differing exchange rates from period to period are included as a separate component of shareholders’ equity.  Gains and losses from foreign currency transactions are recognized in current operations.

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation.

Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.  Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements.  Comprehensive income includes net income and the foreign currency translation gain, net of tax.

Statement of cash flows

In accordance with FASB ASC 230, “Statement of Cash Flows”, cash flows from the Company’s operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Fair value of financial instruments

FASB ASC 825, “Financial Instruments”, requires that the Company disclose estimated fair values of financial instruments.

CHINA SURE WATER (USA) INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

The Company’s financial instruments primarily consist of cash, advances to suppliers, accounts payable, accrued expenses and sundry current liabilities and related party advances and borrowings.

As of the balance sheet dates, the estimated fair values of financial instruments were not materially different from their carrying values as presented on the balance sheet.  This is attributed to the short maturities of the instruments and that interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at the respective balance sheet dates.

Recently issued accounting pronouncements

On September 30, 2009, the Company adopted changes issued by the FASB to the authoritative hierarchy of generally accepted accounting principles (“GAAP”).  These changes establish the FASB Accounting Standards CodificationTM (“Codification”) as the source of authoritative accounting principles recognized by the FASB to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the U.S. The Codification was effective for financial statements issued for interim and annual periods ending after September 15, 2009.  The adoption had no material impact on the Company’s consolidated results of operations or financial condition.

In October 2009, the FASB issued authoritative guidance on revenue recognition that will become effective for us beginning July 1, 2010, with earlier adoption permitted. Under the new guidance on arrangements that include software elements, tangible products that have software components that are essential to the functionality of the tangible product will no longer be within the scope of the software revenue recognition guidance, and software-enabled products will now be subject to other relevant revenue recognition guidance. Additionally, the FASB issued authoritative guidance on revenue arrangements with multiple deliverables that are outside the scope of the software revenue recognition guidance. Under the new guidance, when vendor  specific objective evidence or third party evidence for deliverables in an arrangement cannot be determined, a best estimate of the selling price is required to separate deliverables and allocate arrangement consideration using the relative selling price method. The new guidance includes new disclosure requirements on how the application of the relative selling price method affects the timing and amount of revenue recognition.   We believe the adoption of this new guidance will not have a material impact on our financial statements.

In February 2010, the FASB issued FASB ASU 2010-09, “Subsequent Events, Amendments to Certain Recognition and Disclosure Requirements,” which clarifies certain existing evaluation and disclosure requirements in ASC 855 “Subsequent Events” related to subsequent events. FASB ASU 2010-09 requires SEC filers to evaluate subsequent events through the date in which the financial statements are issued and is effective immediately. The new guidance does not have an effect on the Company’s consolidated results of operations and financial condition.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

CHINA SURE WATER (USA) INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

3              INVENTORIES

Inventories consist of the following:

	------------December 31,----------
	2009	2008

Raw Materials	$492,946	$328,025
Finished goods	312,773	222,222
	$805,719	$550,247

4              PROPERTY AND EQUIPMENT

A summary of property and equipment and the estimate lives used in the computation of depreciation and amortization is as follows:

	----------December 31,------
	2009	2008	Life

Machinery and equipment	$1,261,620	$821,520	15 years
Vehicle	22,005	22,005	10 years
Office equipment	8,039	7,335	5 years
	1,291,664	850,860
Less: accumulated depreciation	(155,875)	(97,392)
	$1,135,789	$753,468

5              DUE FROM RELATED PARTY

Amounts due from a related party as of ended December 31, 2008 consist of amounts due from a company partially owned by the majority shareholder of the Company.  This loan is non-interest bearing and was repaid in March 2009.

6              ADVANCE TO VENDOR

The Company made a deposit in 2008 in connection with the purchase of manufacturing equipment, which was delivered in 2009.  The total purchase price is $440,100.

CHINA SURE WATER (USA) INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

7              RELATED PARTY TRANSACTIONS AND BALANCES

Transactions

	For the year ended
	December 31, 2009	December 31, 2008
Rent (1)	$58,644	$14,415
Expenses paid (2)	21,102	-
Purchases (3)	243,200	-
Total	$322,946	$14,415

(1)	The Company rented its administrative office from its majority shareholder and officer.
(2)	A company owned by the majority shareholder of the Company paid expenses on behalf of the Company.
(3)
Purchases of raw materials from a company owned by the majority shareholder of the Company and charges such payments to the Company. The liability for the payments is included in due to related party on the accompanying balance sheet.

Balances

Due to related parties consist of the following:

	For the year ended
	December 31, 2009	December 31, 2008
Due to an officer of the Company	$85,624	$26,894
Due to a company owned by the majority shareholder	264,414	-
Total	$350,038	$26,894

These amounts are non-interest bearing and due on demand.

8              ACCRUED EXPENSES

Accrued expenses consist of the following:

	------------December 31,----------
	2009	2008
Rent	$176,040	$53,791
Bonus	51,932	-
Sales commission	38,142	-
Advertising	26,406	-
Professional fees	25,000	-
	$317,520	$53,791

CHINA SURE WATER (USA) INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

STOCKHOLDERS’ EQUITY

The Company’s subsidiary, Sure China, paid a divided to one of it shareholder in 2009 of $1,467,000.

10           TAXES

Corporation income tax

The Company is governed by the Income Tax Law of the People’s Republic of China concerning the privately run and foreign invested enterprises, which are generally subject to tax at a statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments for the year ended 2009 and 2008.

The Company was exempt from income tax for 2008 and is subject to a 25% income tax rate in 2009 and thereafter.

The reconciliation of income tax expense at the U.S. statutory rate of 35% in 2009 and 2008, to the Company’s effective tax rate is as follows:

	-------------Year Ended December 31,-----------
	2009	2008

U.S. statutory rate at +35%	$885,246	$299,688
Tax rate difference between China and U.S.	(252,928)	(85,625)
Permanent difference related to GAAP and Chinese tax law	(123,152)	-
Tax exempt income	(155,771)	(214,063)
Effective tax rate	$353,395	-

The provisions for income taxes are summarized as follows:

	------------As of December 31,--------
	2009	2008
Current	$451,127	-
Deferred	(97,732)	-
	$353,395	-

CHINA SURE WATER (USA) INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

The tax effects of temporary differences that give rise to the Company’s net deferred tax asset as of December 31, 2009 and 2008 are as follows:

	------------As of December 31,--------
	2009	2008
Deferred tax assets
Accrued expenses	$93,992	-
Inventory markdown	4,161	-
Depreciation	428	-
	98,581	-
Deferred tax liabilities
Interest income	(849)	-
Net deferred tax assets	$97,732	-

Value added tax (“VAT”)

Enterprises or individuals who sell commodities, engage in repair and maintenance or import or export goods in the PRC are subject to a value added tax in accordance with the PRC laws. The value added tax standard rate is 17% of the gross sales price. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on the sales of the finished products.

11           CONCENTRATIONS

(a)	Major customer

Sales to five major customers for the year ended December 31, 2009 were 27%, 23%, 16%, 13% and 13%.  Sales to three major customers for the year ended December 31, 2008 were 37%, 25% and 37%.

(b)	Major vendors

The Company purchased 99.7% and 91% of its raw materials from one supplier for the year ended December 31, 2009 and 2008, respectively.

12           COMMITMENTS AND CONTINGENCIES

The Company has lease agreements with its officer and an unrelated party in the total amount of $234,720 per year which expires in the year 2010 for its office space and warehouse in Beijing, China.

13           VULNERABILITY DUE TO OPERATIONS IN PRC

The Company’s operations may be adversely affected by significant political, economic and social uncertainties in the PRC.  Although the PRC government has been pursuing economic reform policies for more than twenty years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRCs political, economic and social conditions.  There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

CHINA SURE WATER (USA) INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

Substantially all of the Company’s businesses are transacted in RMB, which is not freely convertible.  The Peoples Bank of China or other banks are authorized to buy and sell foreign currencies at the exchange rates quoted by the Peoples Bank of China.  Approval of foreign currency payments by the Peoples Bank of China or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

Since the Company has its primary operations in the PRC, the majority of its revenues will be settled in RMB, not U.S. Dollars. Due to certain restrictions on currency exchanges that exist in the PRC, the Company’s ability to use revenue generated in RMB to pay any dividend payments to its shareholders outside of China may be limited.

In September 2006, PRC changed the laws regarding transfer of equity in PRC companies in exchange for equity in non-PRC companies.  Approvals and registrations for such transfers are required and penalties may be imposed if the requirements are not met.

14           SUBSEQUENT EVENTS

On April 8, 2010, the Company entered into a five year lease agreement with annual rent of RMB1,200,000 (approximately USD176,0000) in which the Company prepaid the five year rent in advance in the total amount of RMB6,000,000 in April, 2010.

The Company has evaluated events after the date of these financial statements through July 20, 2010, the date that these financial statements were issued.  There were no other material subsequent events as of that date.